ADDITIONAL CLAUSES

to the BAREBOAT CHARTER PARTY dated 9 September 2015
(the “Bareboat Charter”)

between

FORTUNE LIANJIANG SHIPPING S.A.
(as “Owner”)

and

GOLAR HILLI CORPORATION
(as “Bareboat Charterer”)

in respect of

a floating liquefied natural gas vessel converted by the Builder named “HILLI” (the “Vessel”)

DEFINITIONS

Terms and conditions defined in the Common Terms Agreement shall have the same meaning when used in this Agreement, unless otherwise defined herein.
Unless a contrary indication appears, in the event of any conflict or inconsistency between any provision of this Agreement and any provision of the MOA, the provisions of the Bareboat Charter shall prevail.

Clause 32.	DELIVERY OF THE VESSEL

32.1
Upon the Notice of Actual Readiness being served pursuant to clause 6.2 of the MOA, the Vessel shall be delivered by the Bareboat Charterer (as seller) to the Owner (as buyer) under the MOA, and provided that the conditions precedent set out in Clause 60.2 have been fully satisfied (unless waived by the Owner), the Vessel shall be deemed to have been simultaneously delivered to and accepted (without reservation) by the Bareboat Charterer under this Bareboat Charter, regardless whether the Bareboat Charterer is able to take the possession and/or use of the Vessel. The Bareboat Charterer shall not be entitled for whatever reason to refuse to accept Delivery of the Vessel under this Bareboat Charter.

32.2	The Owner shall have no responsibility for any loss and/or damage incurred by the Bareboat Charterer as a result of any delay in delivery of the Vessel to the Bareboat Charterer for whatsoever reason.

32.3
Without prejudice to the provisions of Clauses 32.1 and 32.2, the Owner and the Bareboat Charterer shall on the Delivery Date sign the Protocol of Delivery and Acceptance in the form as attached in Appendix I hereof.

32.4
Unless the conditions set out in Clause 4.2 of the MOA are satisfied, the Buyer shall not be obliged to take delivery of the Vessel under the MOA and is entitled to cancel the MOA. If the Owner elects not to cancel the MOA but to choose instead to waive any condition in Clause 4.2 of the MOA and take delivery of the Vessel, the Buyer shall not be liable to the Bareboat Charterer for any losses and/or damages incurred by the Bareboat Charterer occasioned by any delay in delivery to the Bareboat Charterer under the Bareboat Charter.

CLAUSE 33.	LIMITATION ON OWNER’S LIABILITY

33.1	The Bareboat Charterer hereby expressly acknowledges and agrees that:

(a)
the Owner makes no condition, term, representation or warranty, express or implied (and whether statutory, contractual or otherwise) as to the Owner’s title to the Vessel or as to the seaworthiness, merchantability, classification, condition, design, quality, operation, performance, capacity or fitness for use or as to the eligibility of the Vessel for any particular trade or operation or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Vessel. Acceptance of delivery by the Bareboat Charterer or (as the case may be) deemed delivery of the Vessel to the Bareboat Charterer under this Bareboat Charter shall be final and conclusive proof evidencing that, for the purposes of the obligations and liabilities of the Owner hereunder or in connection herewith, the Vessel is on the Delivery Date seaworthy and satisfies all provisions, requirements and specifications of this Bareboat Charter, and that the Vessel is in good working order and repair and without defect or inherent vice whether or not discoverable by the Bareboat Charterer;

(b)
The Bareboat Charterer hereby waives any and all of its rights in respect of any condition, term, representation or warranty whether express or implied (statutory or otherwise) on the part of the Owner and all of its claims against the Owner howsoever and whatsoever that may arise in respect of the Vessel or the Owner's title thereto, or all of its rights therein or arising out of the operation of the Vessel or the chartering thereof under this Bareboat Charter (including in respect of the seaworthiness or otherwise of the Vessel) unless this is caused by the gross negligence or wilful misconduct of the Owner;

(c)
The Bareboat Charterer agrees that the Owner shall be under no liability to supply any replacement ship or any piece or part thereof during any period when the Vessel is unusable and shall not be liable to the Bareboat Charterer or any other Group Member or any other party to the Transaction Documents as a result of the Vessel being unusable;

(d)
the Bareboat Charterer confirms that it has not, in entering into this Bareboat Charter, relied on any condition, warranty or representation by the Owner or any person on the Owner’s behalf (whether authorised or not), express or implied, whether arising by law or otherwise in relation to the Vessel, including, without limitation, conditions, warranties or representations as to the description, seaworthiness, suitability, quality, merchantability, fitness for any purpose, value, state, condition, appearance, safety, durability, design or operation of any kind or nature of the Vessel, and the benefit of any such condition, warranty or representation by the Owner is hereby irrevocably and unconditionally waived by the Bareboat Charterer. To the extent permissible under applicable law, the Bareboat Charterer also waives any rights which it may have in tort in respect of any of the matters referred to above and irrevocably agrees that the Owner shall have no greater liability in tort in respect of any such matter than it would have in contract after taking account of all the foregoing exclusions. No third party making any representation or warranty relating to the Vessel or any part of the Vessel is the agent or partner of the Owner nor has any such third party authority to bind the Owner thereby;

(e)
In particular, and without prejudice to the generality of the foregoing, the Owner shall be under no liability whatsoever and howsoever arising in respect of the sickness, injury, death, loss, damage or delay of or to or in connection with any vessel (including the Vessel) or any person or property whatsoever, whether on board the Vessel or elsewhere, irrespective of whether such injury, death, loss, damage or delay shall arise from the seaworthiness, merchantability, classification, condition, design, quality, operation, performance, capacity or fitness for use or as to the eligibility of the Vessel other than if such injury or death arises as a result of the gross negligence or wilful misconduct of the Owner, and the Bareboat Charterer agrees to indemnify, defend and hold the Owner harmless from any of above liabilities (other than injury or death if they arise from the gross negligence or wilful misconduct of the Owner); and

(f)
The Owner (including any of its shareholders, Affiliates, consultants, agents and their respective shareholders, directors, officers, employees, or representatives) shall not under any circumstances be liable to the Bareboat Charterer’s (including any of its assigns, novatees, successors, shareholders, Affiliates, consultants, agents, Managers, clients and their respective shareholders, directors, officers, employees, or representatives) for any indirect, special, exemplary, punitive or consequential losses and damages, arising from, or relating to or in connection with the Bareboat Charterer (including but not limited to loss of profit, loss of use, loss of production, loss of revenue, loss of time, loss of contracts or otherwise, in all cases where direct or indirect) irrespective of cause (in contract, at law, in tort or otherwise) unless otherwise provided for in Clause 33.1(b) above in case of injury or death as a result of the gross negligence or wilful misconduct of the Owner.

(g)
If any defects, repairs or replacements are required for the Vessel within any applicable period of warranty pursuant to the relevant Conversion Contract, the Owner agrees to use reasonable efforts to assist the Bareboat Charterer in requiring the Builder to repair, replace or remedy any defects which are subject of the warranty or recover from the Builder any expenditure incurred in carrying out such repairs, remedies or replacements by the Bareboat Charterer. The cost of any assistance rendered by the Owner shall be for the Bareboat Charterer.

CLAUSE 34.	MANAGEMENT AND CREW

(a)
The Managers or other internationally recognised and reputable manager(s) shall be appointed by the Bareboat Charterer to provide and oversee the technical and/or commercial management of the Vessel in accordance with the scope of each relevant Management Agreement which must be in form and substance approved by the Owner. The Bareboat Charterer reserves the right/flexibility to change the Manager, subject to Owner's prior written consent (which shall not be unreasonably withheld or delayed). Without prejudice to the foregoing, the Bareboat Charterer is fully responsible for the technical management of the Vessel (including the arrangements regarding the crew and insurance) at the Bareboat Charterer’s own risk and expense.

(b)
The Bareboat Charterer shall ensure that properly qualified officers and ratings are engaged to man the Vessel throughout the Charter Period in accordance with the requirements of the Flag State and Insurances.

(c)
In the event that following notification by the Owner, the Bareboat Charterer fails to comply or remedy the non-compliance with any provisions of Clause 34(a) within a period of five (5) days or of Clause 34(b) within a period of fourteen (14)

days of receipt by the Bareboat Charterer of such notice, in addition to all other rights that the Owner may be entitled to under this Bareboat Charter, the Owner shall have the right to terminate this Bareboat Charter in accordance with Clause 45 (Owner’s Rights of Termination).

CLAUSE 35.	FLAG AND CLASS
In addition to Clause 10(d) in Part II of this Bareboat Charter, the Bareboat Charterer shall upon the Delivery Date provide full cooperation and assist the Owner to register (i) the Vessel in the name of the Owner and (2) the Bareboat Charter in the relevant registry of the Flag State, and bear all the costs and expenses to effect such registration. The Bareboat Charterer hereby undertakes that if such Flag State becomes involved in hostilities or civil war or there is a seizure of power by unconstitutional means or there is an adverse change in the legal or tax system in such Flag State, which in the reasonable opinion of the Owner would imperil the Vessel or the title or ownership of the Vessel, the Owner shall, at any time during the Charter Period, following consultation with the Bareboat Charterer be entitled to transfer the flag of the Vessel from the Flag State at the time to such other registry as agreed between the Owner and the Bareboat Charterer.
The Bareboat Charterer shall ensure that the Vessel shall be entered and maintained in the Class under the Classification Society throughout the duration of this Bareboat Charter, free of all overdue recommendations and conditions, and comply with the rules and regulations of the Classification Society. Unless otherwise agreed, DnV GL shall be deemed as an acceptable Classification Society for the Parties.
In case of the exercise of the Purchase Option of the Vessel by the Bareboat Charterer in accordance with the terms of this Bareboat Charter, any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under the Bareboat Charterer’s flag shall be for the Bareboat Charterer’s account. In case of purchase of the Vessel by the Bareboat Charterer in accordance with the terms hereof, any taxes, consular and other charges and expenses connected with closing of the Owner’s register shall be for Bareboat Charterer’s account.

CLAUSE 36.	IMPROVEMENT, ADDITIONS AND CHANGES

36.1
Subject to Clause 10(a)(ii) in Part II of this Bareboat Charter and the Owner’s consent, the Bareboat Charterer has the right to fit additional equipment and to make improvements and additions at its expense and risk provided that if such additional equipment, improvements and additions cannot be removed from the Vessel without causing any damage to the Vessel, such damage will be made good by the Bareboat Charterer at its time and expense, and always subject to the satisfaction of the Classification Society’s surveyor. Title to such additional equipment, improvement and addition not removed prior to redelivery of the Vessel shall vest in the Owner on such re-delivery, without requirement for compensation.

36.2
Subject to Clause 10(a)(ii) in Part II of this Bareboat Charter, the Bareboat Charterer shall, subject to obtaining the Classification Society’s surveyor’s consent, have the right to make structural improvements, additions and changes to the Vessel at the Bareboat Charterer's time, expense and risk provided that the same will not diminish the Market Value, marketability or the title of the Vessel during or at the end of the Charter Period.

36.3
Notwithstanding the above, the Bareboat Charterer shall defend, indemnify and hold harmless the Owner against any proven and, if applicable, documented loss, damage or expense incurred by the Owner arising out of or in relation to (i) any additional equipment, improvements and/or additions; and/or (ii) any structural improvements, additions and/or changes, fitted or made to the Vessel.

36.4	During the Charter Period, the Bareboat Charterer shall have the liberty to:

(a)	paint the Vessel in such colours as it may determine;

(b)	change the name of the Vessel;
subject to having obtained the prior consent of the Owner and the Lender and the Mortgagee, if required (such consent not be unreasonably withheld or delayed).
Any costs incurred in changing the name of the Vessel, painting or re-painting, amendments to this Bareboat Charterer as a result of such changes or amendments to any other documents or records of the Flag State (including any Mortgage) shall be at the Bareboat Charterer’s expense and time.

CLAUSE 37.	CHARTER PERIOD

37.1	The Charter Period shall be one hundred and twenty (120) calendar months with effect from the Delivery Date unless otherwise terminated in accordance with the terms of this Bareboat Charter.

CLAUSE 38.	UPFRONT AMOUNT

38.1	Upfront -Payment
Subject to Clause 38.3, on the Delivery Date, there shall be paid or deemed to be paid to the Owner an upfront payment in United States Dollars (“Upfront Amount”), being 20% of the Purchase Price, immediately upon this Bareboat Charter becoming effective in accordance with Clause 60.1 hereof. Such sum shall operate as security for the Bareboat Charterer’s full performance of its obligations under the Bareboat Charter including but not limited to payment of Charter-Hire It shall also constitute a deposit by the Bareboat Charterer to the Owner in relation to the Purchase Option or Purchase Obligation whereby the Bareboat Charterer shall be entitled to set-off this amount against the Purchase Option Price or Purchase Obligation Price (as the case may be) payable by the Bareboat Charterer to the Owner pursuant to Clause 50.
Subject to Clause 38.3, the Upfront Amount shall be retained by the Owner throughout the Security Period free of any interest to the Bareboat Charterer and shall be used by the Owner to set off any amount determined to be due and payable to the Owner (including where applicable the Purchase Option Price and the Purchase Obligation Price), within twenty (20) Business Days after the expiration or termination of the Charter Period (except that any set-off against the Purchase Option Price shall be made on the relevant Purchase Option Date and any set-off against the Purchase Obligation Price shall be made on the last day of the Charter Period pursuant to the terms of this Bareboat Charter) PROVIDED ALWAYS THAT all amounts due and payable to the Owner under this Bareboat Charter have been fully received by the Owner and all other Secured Obligations have been fully performed and discharged.

38.2	Value Maintenance Ratio
In the event that during the Charter Period, the Market Value falls below one hundred and twenty five per cent (125%) of the then current Charter-hire Principal as reduced from time to time (the “Value Maintenance Ratio”), the Bareboat Charterer shall, not later than five (5) Business Days from the demand by the Owner either:-

(i)	pay to the Owner an amount sufficient to rectify the non-compliance of the Value Maintenance Ratio; or

(ii)	pay such amount to the Owner to reduce the Charter-hire Principal to rectify the non-compliance of the Value Maintenance Ratio,

failure to do either of (i) or (ii) above shall constitute a Termination Event under Clause 44.1.

38.3	Forfeiture
Without prejudice to any other rights or remedies of the Owner hereunder, the Owner shall have the right to forfeit the Upfront Amount or any part thereof if a Termination Event has occurred and is continuing and as a direct result of this the Owner has suffered damage, whereupon the Bareboat Charterer shall forthwith, and in any event within ten (10) days, deposit with the Owner such additional amount as may be required to make up the Upfront Amount.

CLAUSE 39.	CHARTER-HIRE

39.1	The Bareboat Charterer shall pay Charter-hire quarterly in advance to the Owner’s Account on each Charter-hire Payment Date. Such Charter-hire shall consist of:

(a)	40 consecutive equal quarterly payments of 1.375% of the Purchase Price (“Fixed Charter-Hire”); and

(b)
Interest accrued on the Charter-hire Principal in respect of the actual number of days elapsed during the Hire Calculation Period ending on the relevant Payment Date calculated on the basis of a year of three hundred sixty (360) days at a rate per annum which is the sum of (a) the Margin and (b) LIBOR in respect of such Hire Calculation Period (“Variable Charter-Hire”).

If a Market Disruption Event occurs in relation to any Hire Calculation Period, then the Interest Rate for the relevant Hire Calculation Period shall be the rate per annum which is the sum of:-

(a)	the Margin; and

(b)
the rate notified to the Bareboat Charterer by the Owner as soon as practicable and in any event before Variable Charter-Hire is due to be paid in respect of that Hire Calculation Period, to be that which expresses as a percentage rate per annum the cost to the Owner of funding the Charter-hire Principal from whatever comparable source it may select.

In this Bareboat Charter, "Market Disruption Event" means:

(a)
at or about noon (London time) on the Quotation Day for the relevant Hire Calculation Period the relevant rate on the Thomson Reuters screen is not available and none or only one of leading banks in the London interbank market supplies a rate to the Owner to determine LIBOR for Dollars for the relevant Hire Calculation Period; or

(b)
before close of business in Hong Kong on the Quotation Day for the relevant Hire Calculation Period, the cost to the Owner of funding the Charter-hire Principal from whatever source it may select would be in excess of LIBOR;

39.2
The Vessel shall not be deemed off-hire at any time and the Bareboat Charterer’s obligation to pay all Charter-hire and all other amounts payable under this Bareboat Charter and/or the Acceptable Sub-Charter shall be absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any nature whatsoever and whether or not similar to any of the matters set out in paragraphs (a) to (l) below, including, without limitation:

(a)	any termination of the Acceptable Sub-Charter for whatever reason and any period following such termination where the Vessel has no employment;

(b)	any set-off, counterclaim, recoupment, defence or other right which the Bareboat Charterer may at any time have against the Owner or any other person for any reason whatsoever;

(c)
the unavailability of the Vessel for any reason, including (but not limited to) any invalidity or other defect in the title, the seaworthiness, condition, design, operation, performance, capacity, merchantability, security interest, or fitness for use or eligibility of the Vessel for any particular trade or operation or for documentation under the laws of any country or any damage to the Vessel;

(d)
any change, extension, indulgence or other act or omission in respect of any indebtedness or obligation of the Bareboat Charterer, or any sale, exchange, release or surrender of, or other dealing in, any security for any such indebtedness or obligation;

(e)	any incapacity or defect in powers of the Bareboat Charterer, or any irregular exercise thereof by, or lack of authority of, any person purporting to act on behalf of the Bareboat Charterer;

(f)
any damage to or loss (including a Total Loss, subject to the terms of this Bareboat Charter), destruction, capture, seizure, judicial attachment or arrest, forfeiture or marshal's or other sale of the Vessel;

(g)
any libel, attachment, levy, detention, sequestration or taking into custody of the Vessel or any restriction, prevention, interference, interruption or cessation in the use or possession thereof by the Bareboat Charterer for any reason whatsoever, or any inability to engage in any particular trade;

(h)	any insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against the Bareboat Charterer;

(i)
any failure or delay on the part of the Owner whether with or without fault on its part, in performing or complying with any of the terms or covenants hereof unless such failure constitutes an Owner’s Default;

(j)	any lack of due authorizations or documentation for the Vessel for any particular trade or use, or invalidity, illegality or other defect of this Bareboat Charter;

(k)
any event or declaration of Force Majeure affecting the Acceptable Sub-Charter to the extent that the performance of the obligations of the parties to the Acceptable Sub-Charter are suspended save for the obligation to pay Sub-Charter Hire which remains payable; and

(l)	any circumstances which, but for this provision, might operate to exonerate the Bareboat Charterer from liability, whether in whole or in part, under this Bareboat Charter.

39.3	Notwithstanding anything to the contrary contained in this Bareboat Charter, all payments by the Bareboat Charterer hereunder (whether by way of Charter-hire or otherwise) shall be made:

(a)
on or before the relevant Charter-hire Payment Date and; if any day for the making of any payment hereunder is not a Business Day, the due date for payment of the same shall be the immediately preceding Business Day; and

(b)
in US Dollars in funds for same day value to the Owner’s Account or to such other bank account as may from time to time be notified by the Owner to the Bareboat Charterer by not less than five (5) days’ prior written notice.

39.4
All payments under this Bareboat Charter shall be made without any set-off or counterclaim whatsoever and free and clear of and without withholding or deduction for, or on account of, any present or future income, freight, stamp and other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature (collectively "Taxes"). If the Bareboat Charterer is so required to make any withholding or deduction from any such payment, the sum due from the Bareboat Charterer in respect of such payment will be increased to the extent necessary to ensure that, after making such withholding or deduction, the Owner receives a net sum equal to the amount which they would have received had no such withholding or deduction been required to be made. The Bareboat Charterer shall promptly deliver to the Owner any receipts, certificates or other proof evidencing the amounts, if any, paid or payable in respect of any such withholding or deduction as aforesaid.

39.5
In the event of failure by the Bareboat Charterer to pay on the due date for payment thereof, or in the case of any sum payable on demand, the date of demand therefor, any Charter-Hire or other amount payable by it under this Bareboat Charter, the Owner may make a demand under the Bareboat Charter Guarantee to settle any due but unpaid Charter-Hire or any other amount payable by the Bareboat Charterer under this Bareboat Charter.

39.6
In addition, the Bareboat Charterer shall pay to the Owner on demand interest on such Charter-Hire from the day following the due date to the date of actual payment (both before and after any relevant judgment or winding up of the Bareboat Charterer) at the rate of percent 2% per annum. Any interest payable under this Bareboat Charter shall accrue from day to day and shall be calculated on the actual number of days and shall be compounded at such intervals as the Owner shall determine and shall be payable on demand.

39.7	Time of payment of the Charter-hire and all other sums payable under this Bareboat Charter shall be of the essence in this Bareboat Charter subject to any applicable grace periods for payment.

CLAUSE 40.	COVENANTS ON SUB-CHARTER AND CHARTER-HIRE

40.1
The Bareboat Charterer shall ensure that the Vessel is continually employed throughout the Charter Period either by the Acceptable Sub-Charterer or, subject to compliance with the terms of Clause 40.2, on time charter basis to another party, at all times and in either case, meeting the Minimum Debt Service Cover Ratio.

40.2
Provided that the Bareboat Charterer is in compliance with all the terms and conditions under this Bareboat Charter and further subject to Clause 40.4 below, the Bareboat Charterer shall have the right to sub-charter the Vessel on time charter basis to an Acceptable Sub-Charterer, provided that any and all such sub-charters (in any level) shall (a) not diminish, release or discharge any and all obligations and liabilities of the Bareboat Charterer hereunder, (b) not affect, reduce or prejudice any and all the rights, interests, benefits and remedies of the Owner (or the Lender or the Mortgagee) under this Bareboat Charter and applicable laws, (c) not impose upon the Owner any further obligations or liabilities other than those which have already expressly existed in the Bareboat Charter and which were known to the Owner at the date of the Bareboat Charter.

40.3	Without prejudice to Clause 40.3, if the Bareboat Charterer intends to let the Vessel to any party with a duration of more than one (1) calendar year (inclusive), the Bareboat

Charterer shall obtain the prior written consent from the Owner (which consent shall not be unreasonably withheld or delayed) and if such consent is obtained, the Bareboat Charterer undertakes that:

(a)
the Bareboat Charterer shall execute an assignment of such time charter in favour of the Owner in such form and substance required by the Owner whereby all the title, Earnings, interest and rights under such time charter shall be assigned to the Owner and shall use all reasonable efforts that the time charterer acknowledge such assignment to the Owner in writing in such form reasonably required by the Owner; and

(b)
the Bareboat Charterer shall irrevocably instruct such time charterer to pay all the moneys and Earnings payable to the Bareboat Charterer under the time charter exclusively to the Earnings Account and shall procure that the time charterer undertakes to the Owner in writing to comply with such payment instruction; and

(c)
if the Owner so requests, further create a charge over the Earnings Account in favour of the Owner and to do all the things to effect and perfect such charge, if the provisions of this clause 40.4 are not adhered to, the Owner shall have the right to demand additional security to be provided by the Bareboat Charterer to Owner’s satisfaction.

CLAUSE 41.	RISK AND INSURANCES

41.1
The Bareboat Charterer shall bear all risks whatsoever and howsoever arising from use, navigation, operation, possession and/or maintenance of the Vessel throughout the duration of the Bareboat Charter.

41.2	Insurance Coverage

(a)
The Bareboat Charterer undertakes to the Owner that throughout the Charter Period to insure and keep the Vessel insured pursuant to Box 29 and Box 31 of Part I, Clause 13 of Part II of this Bareboat Charter, and otherwise agreed hereof:

(i)
against fire and usual marine risks (including excess risks) on hull and machinery on terms not less wide than Nordic Marine Insurance Plan of 2013 or later versions, based on an amount not less than 125% of the total amount of the outstanding Charter-hire Principal;

(ii)	against 4/4ths RDC and 4/4ths FFO risks to be fully insured under the Hull and Machinery insurance and or PNI cover;

(iii)	against war risks, including terrorism cover and extended to:
(X) risks arising from piracy, violent theft and barratry, and
(Y) War Risk PNI, which shall cover crew liability, with a separate liability limited to total amount insured on hull value plus interests;

(iv)
against full protection and indemnity risks with a member club of the International Group of P&I Clubs and in the international marine insurance market and to be at a limit which compares with market practice for similar type vessels (currently USD 1,000,000,000);

(v)	loss of hire insurance on a minimum of daily hire as per the Charter-hire for a limit of indemnity of 180 days;

(vi)	piracy loss of hire insurance on a minimum of daily hire as per the Charter-hire for a limit of indemnity of not less than 180 days, unless the above loss of hire insurance fully covers this risk;

(vii)
against such other risks of whatsoever nature and howsoever arising as reasonably required by the Owner (following the agreement of the Bareboat Charterer, such agreement not to be unreasonably withheld) if such a cover is available in the marine insurance market and it is common marine market practice to have it in place;

(b)	The Bareboat Charterer shall arrange at its cost Armed Guards on board in high risk areas, complying with the guidelines of Best Management Practice 4.

(c)
The Bareboat Charterer may, in its own discretion, take out FD&D cover and Charterer’s liability insurance. Such cover and insurance shall be for the sole account and benefit of the Bareboat Charterer.

(d)
The Owner shall be at liberty to take out the Innocent Owner’s (Lessor’s) Interest Insurance and Innocent Owner’s (Lessor’s) Interest Additional Perils Insurance in relation to the Vessel for an amount equivalent to the amounts set out in this Clause 41, and the Bareboat Charterer shall from time to time within seven (7) Business Days on demand reimburse the Owner for all reasonably and properly documented costs, premiums and expenses paid or incurred by the Owner in connection with the same provided that the Bareboat Charterer’s reimbursement shall be no more than the prevailing international market price;

(e)
Moreover, the Bareboat Charterer shall from time to time within seven (7) Business Days on demand reimburse the Owner for all reasonably and properly documented costs, premiums and expenses paid or incurred by the Owner in effecting Mortgagee’s Insurance Interest policy (MII) and Mortgagee’s Insurance Interest Additional Perils Insurance, and other insurance policies (if not covered under this Clause) if required by the Mortgagee in connection with the Owner’s Loan Agreement for the purpose of financing or re-financing the acquisition of the Vessel.

(f)
In case the Vessel is required to enter any port, place, or zone that is involved in a state of war, warlike operations, or hostilities, civil war, civil strife, rebellion, or piracy, whether or not such risks are real and or are wrongly perceived, or whether there be a declaration of war or not, or where it might reasonably be expected to be subject to capture, seizure or arrest, or to a hostile act by a belligerent power (the term ‘power’ means any de jure or de facto authority or any other purported governmental organization maintaining naval, military or air forces), the Bareboat Charterer shall effect such additional insurance cover in order to allow the Vessel to enter into any port, place or zone affected by any of the matters referred to in this Clause and shall provide the Owner with copy of the relevant insurance cover prior to the Vessel enter any port, place or zone affected by any of the matters referred to in this Clause 41.2.

(g)	The Bareboat Charterer shall pay the costs of such additional insurance cover.

41.3	General Terms and Conditions
Notwithstanding anything to the contrary contained in this Bareboat Charter, the Bareboat Charterer undertakes to the Owner that the Vessel shall be kept insured by the Bareboat Charterer throughout the Charter Period on the following terms:

(a)	In Dollars, free of cost and expense to the Owner, and in the joint names of the Owner and the Bareboat Charterer and the Mortgagee (if the Owner so required)

as co-assured. The Bareboat Charterer shall ensure that the interest of the Owner as owner of the Vessel and/or any assignee of the Owner in respect of Owner’s interest in the insurances shall be recorded on all policies and shall be confirmed to the Owner in conformity with applicable market practice;

(b)
On pre-agreed terms consistent with prevailing international market practice from time to time be agreed between the Bareboat Charterer and the Owner; Punctually to pay all premiums, calls, contributions or other sums payable in respect of all such Insurances and to produce copies of all relevant receipts or other evidence of payment when reasonably so requested by the Owner.

(c)
Through such international reputable brokers which shall from time to time be approved in writing by the Owner (the "Approved Brokers") (which shall not be unreasonably withheld) prior to placement of and/or renewal of the insurances (save that the Owner’s consent shall not be required in cases where any renewals are being effected with the same Approved Brokers and the Bareboat Charterer has notified the Owner in writing), and with such international reputable insurance companies, underwriters, war risks and protection and indemnity associations (the "Approved Insurer(s)") which shall from time to time be approved in writing by the Owner prior to placement of and/or renewal of the insurances (save that the Owner’s consent shall not be required in cases where any renewals are being effected with the same Approved Insurers and the Bareboat Charterer has notified the Owner in writing). Any Approved Insurer shall mean one with a minimum of Standard & Poor's rating of A or above or Moody’s rating of A or above of AM Best rating of A- or above at the time when the relevant policy is procured / effected, and a protection and indemnity association which is a member of the International Group of Protection and Indemnity Clubs.

The Bareboat Charterer shall ensure the Approved Brokers and/or Approved Insurer(s) to, without delay, (i) fully cooperate with the Owner and the Owner’s insurance broker or consultant, (ii) diligently provide the Owner and the Owner’s insurance broker or consultant with all advice, information and documents as required and reply to all queries related to the insurances hereof, and (iii) follow the reasonable instructions and/or requirements of the Owner. The Bareboat Charterer shall reimburse the reasonable and documented cost of Owner’s insurance broker or consultant in reviewing the insurance policies/entries as set out in this Clause in relation to their validity and adequacy, and shall effect the payment to cover the cost within seven (7) Business Days after the provision of supporting vouchers and or documents by the Owner or the Owner’s insurance broker or consultant.
Any Approved Broker may be replaced if the Owner, following consultation with the Bareboat Charterer, considers based on reasonable grounds that such Approved Broker has failed to duly perform any material obligations.

(d)
Unless otherwise provided for in the below Clause 41.6, the Bareboat Charterer shall ensure that the policies and/or entries in respect of the additional insurances cover referred to above Clause 41.2(a)(iv) to (a)(vii) (i.e., the Loss of Hire Insurance, and Piracy Loss of Hire Insurance) in each case state that the Owner is co-assured, and, that all claims under such insurances shall be paid to the Bareboat Charterer unless a Termination Event has occurred and is continuing in which case all such claims shall be paid to the Owner in full notwithstanding the Bareboat Charterer's obligation to pay hire to the Owner. The Bareboat Charterer undertakes to provide the Owner and/or the Mortgagee(s) with letter(s) of undertaking, loss payable clause and/or notices of assignment, the wording and form of which shall be acceptable to the Owner and/or the Mortgagee and the Approved Insurer(s), and undertakes to incorporate the same into the aforesaid insurances;

(e)
At least twenty one (21) days prior to expiry of the relevant policies, contracts or entries, (i) propose to the Owner of the insurance broker(s) to be employed by the Bareboat Charterer for renewal of such Insurances, and of the proposed renewed amounts and the risks to be covered; (ii) procure that the Approved Brokers and/or the Approved Insurers shall promptly confirm in writing to the Owner as and when each of such renewals is effected and shall provide the Owner with details of the instructions as the Owner may require (except for the pricing information), and shall notify the Owner forthwith in the event of any renewal not being effected by the Bareboat Charterer as aforesaid.

Notwithstanding any other provisions of this Bareboat Charter to the contrary, the Owner shall have the liberty, in the event of the Bareboat Charterer’s failure or delay to do so, to place and/or renew all such insurances by itself throughout the Charter Period. The Bareboat Charterer shall pay or reimburse to the Owner on demand all documented costs, payments, expenses, fees and charges incurred in connection with such insurance renewal;
Except for the case of renewal set out in Clause 41.3(iii), at least five (5) Business Days prior to the Bareboat Charterer effecting any such Insurances, the Bareboat Charterer shall first notify the Owner in writing of the details of such proposed Insurances (including, without limitation, details of the insurer, the conditions of the policy (except for the pricing information)) for the Owner’s final approval in writing (which shall not be unreasonably withheld).
The Bareboat Charterer undertakes to provide the Owner and/or the Mortgagee(s) and the Approved Insurer(s) with letter(s) of undertaking, loss payable clause and/or notices of assignment, the wording and form of which shall be acceptable to the Owner and/or the Mortgagee and the Approved Insurer(s), and undertakes to incorporate the same into all the insurances, on condition that it is required under this Bareboat Charter or the Finance Documents or the terms of the relevant policies;

(f)
If any of the Insurances form part of a fleet cover, the Bareboat Charterer shall, procure the Approved Brokers to obtain a written confirmation from the Approved Insurer(s) not to cancel the insurances for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other Insurances, and, only to the extent allowed under the relevant terms of the Insurances, procure that the Approved Brokers to obtain a written confirmation from Approved Insurer(s) that they shall neither set-off against any claims in respect of the Vessel any premiums due in respect of that of other vessels under such fleet cover or any premiums due for other Insurances. Notwithstanding the above, the Bareboat Charterer undertake to issue a separate policy containing the foregoing agreements in respect of the Vessel being part of a fleet cover if requested by the Owner; and, the Bareboat Charterer always undertakes to the Owner that the insurances of the other vessels under a fleet cover and its performance (including any default and/or invalidity under any of the insurances of the other vessels) thereunder shall not in any events prejudice or adversely affect any and all the insurances of the Vessel (including, but not limited to, the validity and enforceability of the insurances of the Vessel);

(g)
Arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association. The Bareboat Charterer shall be obliged to timely arrange or procure to be timely arranged and provide for acceptable security to any party whosoever who may demand same including and not limited to third party claimants in the event the P&I Club and/or Hull and War risk insurers do not agree to provide same for whatsoever reason;

(h)
Procure that the interest of the Owner shall be endorsed and, where the Insurances have been assigned to the Owner, by means of a notice of assignment the Owner shall be furnished with the originals or certified true copies thereof, and, the Bareboat Charterer shall procure that the Approved Brokers shall issue to the Owner the standard form of letter(s) of undertaking of such Approved Broker(s) as soon as practically possible but in any event within ten (10) Business Days after Delivery Date; The Bareboat Charterer shall use its reasonable endeavours to procure that the Approved Broker incorporates any reasonable comments of the Owner and/or the Mortgagee;

(i)
Produce to the Owner upon demand copies (certified by a lawyer of the Bareboat Charterer or the Approved Brokers as being true copies) of all policies, certificates of insurance or entry, cover notes and binders relating to the Insurances and to furnish the Owner with any other evidence of the existence of the Insurances as the Owner may request. The Bareboat Charterer shall procure that the Approved Brokers or the Approved Insurers give to the Owner such information as to the Insurances taken out or being or to be taken out in compliance with the Bareboat Charterer's obligations under the foregoing provisions or as to any other matter which may be relevant to the Insurances as the Owner may reasonably request (except for the pricing information of the Insurances);

(j)
Procure that any protection and indemnity and/or war risks associations (if applicable and subject to the respective rules of the relevant association) in which the Vessel is for the time being entered shall record/confirm the interests of the Owner and/or the Mortgagee, including endorsing the relevant Loss Payable Clause (taking into account the associations' standard wording) on the relevant certificate of entry or policy and shall furnish the Owner with a certified true copy of such certificate of entry, letter(s) of undertaking and/or notices of assignment as may from time to time be required by the Owner, in form and substance acceptable to the Owner and the Mortgagee;

(k)
Undertakes to furnish the Owner from time to time with a detailed report signed by an independent firm of marine insurance brokers or an independent firm of international reputable insurance consultant appointed by the Bareboat Charterer dealing with the Insurances maintained on the Vessel and stating the opinion of such firm as to the adequacy thereof, if so requested by the Owner, but at the cost of the Bareboat Charterer;

(l)
The Bareboat Charterer shall do all things necessary and provide all documents, evidence and information to enable the Owner to collect or recover any moneys which shall at any time become due to the Owner in respect of the Insurances;

(m)
Undertakes not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of insurance aforesaid (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(n)
To apply all sums receivable under the Insurances which are paid to the Bareboat Charterer in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect whereof the insurance moneys shall have been received;

(o)
To ensure that if the Vessel shall at any time enter the waters under the jurisdiction of the United States of America and/or the Exclusive Economic Zone (as defined in the Oil Pollution Act): (i) the certificate of entry for the Vessel issued by the protection and indemnity association with which it is entered is endorsed with the U.S. Oil Pollution Clause 20/2/91 (as amended or replaced from time to time) and to procure for the Owner sufficient documentary evidence (including a Certificate of Financial Responsibility (C.O.F.R) in line with the requirements of the US Coast Guard, if applicable) that the Bareboat Charterer have provided all declarations and satisfied all other requirements of the association and that the U.S. Trading Exclusion Clause (as defined in the rules and policies of such protection and indemnity association) has been deleted from the cover; (ii) make all such quarterly or other voyage declarations as may from time to time be required by the protection and indemnity risks association in order to maintain cover for trading to the United States of America and Exclusive Economic Zone and promptly deliver to the Owner copies of all such declarations;

(p)
The Bareboat Charterer shall ensure that the policies and/or entries in respect of the insurances against hull and marine risks and/or war risks are, in each case, duly endorsed with the interests of the Owner to the effect that, subject always to the rights and entitlements of the Bareboat Charterer contained herein payment of a claim for a Total Loss of the Vessel will be made in accordance with Clause 41.6 below; and, payment in respect of a claim which is not for a Total Loss of the Vessel shall, subject to the (i) and (ii) below, be made to the Bareboat Charterer who shall apply the same to make good the loss and fully repair all damage and otherwise to maintain the Vessel in accordance with its obligations hereunder provided however: (i) that claim in respect of a Major Casualty shall be paid to the Bareboat Charterer with the prior written consent of the Owner (which shall not be unreasonably withheld) and, subject to any consent which may be required from the Mortgagee, such consent shall be given provided that the Bareboat Charterer has furnished the Owner with documentary evidence to the satisfaction of the Owner that necessary repairs have been effected and the Bareboat Charterer has made payment for the same, and (ii) that all such sums shall be payable as aforesaid only until such time after the occurrence of the Bareboat Charterer's Default as the Owner may otherwise direct to the contrary and all such sums of any and all claims shall be paid to the Owner or to the Mortgagee in its capacity as the Owner's assignee;

(q)
The Bareboat Charterer shall ensure that the entries in respect of protection and indemnity risks provide for moneys payable thereunder to be paid either (i) to the claimant in settlement of the Vessel's liability to him, or (ii) (unless and until after the occurrence of a Charterer's Default the Owner shall direct that those shall be paid to the Owner), the Bareboat Charterer or other party in reimbursement for any payment properly made to a third party or claimant;

41.4
The Owner shall be entitled to review the requirements of this Clause 41 from time to time in order to take account of necessary changes in circumstances arising as a result of any amendment to the existing laws of, or adoption of new laws by, any relevant jurisdiction after the date of this Bareboat Charter. The Owner may, at all times subject to the opinion(s) of an independent firm of international reputable insurance consultants, notify the Bareboat Charterer in writing from time to time of any proposed modification to the requirements of this Clause 41. Such modification shall take effect within one (1) day from the date it is notified in writing to the Bareboat Charterer and shall take the form of an amendment to this Clause 41. However where the proposed modification to the requirements of this Clause 41 would result in a material increase to the costs of the insurance the Owner shall consult with the Bareboat Charterer in good faith in order to find a mutually acceptable solution within the next period of fourteen (14) days. Once a solution has been found the modification shall take effect immediately. If a solution cannot be found, Owner shall be entitled to exercise the Put Option pursuant to Clause

50.5 or 50.6 (whichever is applicable) immediately. Any reasonable fees or costs charged by the insurance consultants approached by the Owner thereof shall be borne by the Bareboat Charterer.

41.5
The Bareboat Charterer shall not do any act or permit or suffer any act to be done whereby any insurance required as aforesaid shall or may be suspended, impaired or become defective, unless otherwise specifically permitted under the insurance policies. The Bareboat Charterer shall not make any alteration to any of the insurances referred to in this Clause without prior written approval by the Owner (which shall not be unreasonably withheld) and shall not make, do, consent or agree to any act or omission which might render any such instrument of insurance invalid or unenforceable or render any sum payable thereunder repayable in whole or in part.

Should any change be permitted or occur without the consent of the Owner, then, without prejudice to the aforesaid obligation of the Bareboat Charterer or to the rights of the Owner on a Charterer's Default or to any other provision in this Bareboat Charter, the Bareboat Charterer shall forthwith give written notice to the Owner and thereupon the foregoing provisions of this clause where relevant shall apply thereto.
In the event that any act or negligence of the Bareboat Charterer (and/or the Manager or any sub-charterer in any level) shall vitiate, impair or void any of the Insurances herein provided, the Bareboat Charterer shall take all rectification measures and pay to the Owner all losses and indemnify the Owner against all proven claims and demands which would otherwise have been covered by such Insurances.
In the event that the Bareboat Charterer fails to comply with any provisions of this Clause, the Owner shall have the right to (i) terminate this Bareboat Charter in accordance with Clause 44 (Termination Events); or (ii) demand acceptable security to be provided by the Bareboat Charterer to the Owner in an amount of the maximum indemnity which would have been otherwise provided by the insurances to the Owner but which have been prejudiced as a result of the foregoing breaches by the Bareboat Charterer.

41.6	Total Loss
For the purposes of this Bareboat Charter, Total Loss shall be deemed to have occurred on the Total Loss Date.
If the Vessel shall become a Total Loss after Delivery and during the Charter Period, this Bareboat Charter shall be terminated upon the Owner’s receipt of the full insurance proceeds in respect of such Total Loss (except for the obligations and liabilities of the Bareboat Charterer otherwise stipulated herein).
Subject to restrictions or requirements under the Finance Documents, the net insurance proceeds in the event of a Total Loss shall be distributed in the following manner and sequence: (i) the actual costs and expenses incurred by the Owner to apply for and procure the insurance proceeds, if any, shall be paid and/or distributed to the Owner, unless indemnified to the Owner by the Bareboat Charterer before the distribution; (ii) the amount equal to the aggregate amount of the Termination Sum and any other amount due and payable by the Bareboat Charterer hereunder to the Owner shall be paid/distributed to the Owner; and lastly (iii) the remaining insurance proceeds after deducting and distributing the sums referred to in (i) and (ii) above to the Owner, if any, shall be paid/distributed to the Bareboat Charterer. Where the net insurance proceeds are insufficient to satisfy (i) and (ii) above, or where the Owner fails to receive the insurance proceeds as a result of the insurance cover being avoided as a result of the negligence, omission or default or whatsoever reason of the Bareboat Charterer and or the Approved Insurer(s), the Bareboat Charterer and the Security Parties shall pay the shortfall to the Owner on demand.

CLAUSE 42.	CARGO EXCLUSION CLAUSE

42.1
All cargoes to be carried shall be limited to those permitted by the Vessel’s Classification Society’s and those referred to in the Vessel’s specifications. All cargoes are to be carried in conformity with IMO and international and local regulations, and the requirement of the Insurances, using best practice at all times.

CLAUSE 43.	OWNER’S RIGHT OF SALE AND MORTGAGE

43.1	Owner’s Right of Sale
At any time during the Charter Period, the Owner shall have the right, to transfer the title of the Vessel to another party with the prior consent of the Bareboat Charterer (which consent shall not be unreasonably withheld).
In the event of transfer of title by the Owner during the Charter Period the Owner shall procure that the new owner shall enter into a bareboat charter party on identical terms with this Bareboat Charter (with logical name changes only) and that such new owner shall procure the issuance of a Quiet Enjoyment Letter from its lenders(s).
It is acknowledged and agreed that any costs arising pursuant to a transfer of title by the Owner under this clause 43.1 shall be for the account of the Owner.

43.2	Owner’s Right of Mortgage
The Bareboat Charterer agrees that the Owner shall be entitled, subject to providing the Bareboat Charterer with a Quiet Enjoyment Letter pursuant to clause 48.3 below, at any time during the term of this Bareboat Charter provided prior notice is given to the Bareboat Charterer and the Obligors, to (i) grant to the Mortgagee or a security agent or security trustee of the Mortgagee, a mortgage securing its interest in the Vessel (and/or (ii) have one or more assignment(s) of any or all the rights, title, interests and benefit of the Owner in this Bareboat Charter or any Security Document, the earnings generated by this Bareboat Charter, the Insurances over the Vessel and all other rights of the Owner, as security for any loan, facility or hedging facilities (whether or not arranged by the Owner under the Pre-delivery Financing Agreement) in relation to the financing or re-financing of the Vessel subject to such mortgage and assignment(s) in favour of the the Mortgagee or a security agent or security trustee of the Mortgagee.
The Bareboat Charterer undertakes with the Owner that it shall (and shall cause the Obligors, as the case may be) in so far as it is able forthwith and without unnecessary delay to sign, consent and/or acknowledge (in such form and substance reasonably acceptable to the Mortgagee) to and agree to be bound by, any notices of any assignment of this Bareboat Charter or any Security Document, the Charter-hire payable under this Bareboat Charter and the Insurances over the Vessel in relation to any assignment executed in favour of the Mortgagee or an agent or security trustee of the Lenders.
The Bareboat Charterer shall use its reasonable endeavours to assist and facilitate the Owner upon request in obtaining bank financing from the Mortgagee.
The Bareboat Charterer acknowledges and undertakes with the Owner to be bound by the notice of any assignment of this Bareboat Charter executed in favour of the Mortgagee or the agent or security trustee of the Mortgagee in the manner as required by such the Mortgagee or such agent or security trustee.

CLAUSE 44.	TERMINATION EVENTS

44.1	Each of the following events shall be a “Termination Event” for the purpose of this Bareboat Charter:

(a)
if the Bareboat Charterer or any Obligor fails to make any payment of any amount under this Bareboat Charter or any Finance Document on its due date (taking into account any applicable grace period) or, in the case of sums expressed to be payable by the Bareboat Charterer on written demand, within five (5) Business Days following the date of the written demand therefor;

(b)
the Bareboat Charterer fails to comply with any term of the following Clauses within the relevant period: Clause 34 (Management and Crew), Clause 35 (Flag and Class), Clause 40 (Covenants on Sub-Charter and Charter-hire) excepting Clause 40.1 which is subject to the Put Option, Clause 41 (Risks and Insurance) specifically Clause 41.5, or Clause 49 (Charterer’s Undertakings); and if such failure to comply is capable of being remedied, but is not remedied within five (5) Business Days of the Owner giving notice to the Bareboat Charterer of such failure to comply;

(c)
any circumstance or event which is referred to as a “Termination Event” in this Bareboat Charter or otherwise agreed by the parties to be referred to as a “Termination Event” for the purpose of this Bareboat Charter;

(d)
the Bareboat Charterer or any Obligor fails to observe or perform any of its obligations under any Finance Document within any applicable grace periods for remedy. For the avoidance of doubt, failure to provide any document or information requested shall constitute a remediable breach within thirty (30) Business Days for the purposes of this clause provided that no insurance or P&I cover is interrupted;

(e)
any representation or warranty of the Bareboat Charterer or any Obligor in the Finance Documents or in any document or certificate furnished to the Owner in connection herewith or therewith is or proves to have been untrue, inaccurate or misleading in any material respect, when made or deemed made and materially affects the obligations of the Bareboat Charterer under this Bareboat Charter;

(f)
any consent, authorisation, licence or approval necessary for this Bareboat Charter to be or remain as valid and legally binding obligations of the Bareboat Charterer, or to enable the Bareboat Charterer to perform its obligations hereunder or thereunder, is adversely modified or is not granted or is revoked, suspended, withdrawn or terminated or expires and is not renewed and such modification, revocation, suspension, withdrawal, termination, expiry or lapse or renewal is not remedied within a period of 15 Business Days;

(g)
if a petition is filed or order made or an effective resolution passed by a court or any other authority having competent jurisdiction, for the compulsory or voluntary winding-up or dissolution of the Bareboat Charterer or a Group Member (other than for the purposes of amalgamation or reconstruction in respect of which the prior written approval of the Owner has first been obtained) or any proceedings analogous to winding-up proceedings are begun in any jurisdiction in relation to the Bareboat Charterer or a Group Member, excepting any frivolous or vexatious proceedings which are discharged, stayed or dismissed within twenty-one days of commencement;

(h)
if the Bareboat Charterer or a Group Member stops payment generally or ceases to carry on or suspends payment of, or is unable to or admits inability to pay, all or a substantial part of its debts as they fall due or makes any special arrangement or composition with its creditors generally or shall otherwise become or be adjudicated insolvent;

(i)	if an administrator, administrative receiver, receiver or trustee or similar official is appointed over the whole, or a material part, of the property, assets or undertaking of the Bareboat Charterer or any , or if the Bareboat Charterer or a Group Member applies for, or consents to, any such appointment;

(j)	the Bareboat Charterer or a Group Member applies to any court or other tribunal for, a moratorium or suspension of payments with respect to all or a substantial part of its debts or liabilities;

(k)
the Bareboat Charterer or a Group Member convenes or gives notice to convene a meeting of all or any class or Group Member of its creditors with a view to proposing or making, or proposes or makes, any arrangement or composition with or assignment for the benefit of all or any class or Group Member of its creditors or declares, or applies to any court or other tribunal for, a moratorium or suspension of payments with respect to all or a substantial part of its debts or liabilities;

(l)
if an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part of the property, assets or undertaking of the Bareboat Charterer or a Group Member and the Bareboat Charterer or a Group Member fails to release the same within ninety (90) days (or a longer period as agreed between the Owner and the Bareboat Charterer) from the date of the possession, distress or execution;

(m)
any Security Documents does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected (other than by Permitted Security Interests);

(n)
if the Bareboat Charterer or a Group Member ceases, or threatens to cease, to carry on all or a substantial part of its business or disposes or threatens to dispose (other than for full arm's length consideration) of the whole or a material part of its property, assets or undertaking without the prior consent of the Owner;

(o)
if any covenants of the Bareboat Charterer or any Obligor in this Bareboat Charter or any Finance Documents are not complied with in any material respect and this has or is likely to have, in the reasonable opinion of the Owner, a Material Adverse Effect on the ability of the Bareboat Charterer to perform its obligations under this Bareboat Charter unless the Bareboat Charterer satisfies the Owner (acting reasonably) within ten (10) Business Days of the Owner’s notice that the event will not have a Material Adverse Effect;

(p)
if an event of default occurs in relation to any Financial Indebtedness of the Bareboat Charterer or a Group Member exceeding ten million Dollars (US$10,000,000) or, in each case the equivalent in any other currency;

(q)	if the Bareboat Charterer ceases to be a company resident in the jurisdiction of its incorporation without the prior consent of the Owner;

(r)	if it becomes impossible or unlawful for the Bareboat Charterer in any material respect to fulfil any of its obligations under this Bareboat Charter;

(s)	if any Environmental Incident or other event or series of events occurs which, in the reasonable opinion of the Owner, has or is likely to have a Material Adverse Effect;

(t)	if the Bareboat Charterer repudiates this Bareboat Charter or does or causes or permits to be done any act or thing evidencing an intention to repudiate this Bareboat Charter;

(u)	any Security in respect of any of the property (or part thereof) which is the subject of any Security Document becomes unenforceable;

(v)	if the Bareboat Charter fails to provide additional security as set out in Clause 38.2 to remedy any non-compliance with the Minimum Debt Service Cover Ratio to the Owner’s satisfaction;

(w)	If the auditors of the Group qualify their report on the audited financial statements of the Group (or any of them) in any way whatsoever which is reasonably likely to have a Material Adverse Effect;

(x)	if the Manager of the Vessel changes without the prior written consent of the Owner (such consent not to be unreasonably withheld or delayed);

(y)
if the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, or detained (unless caused by an act or omission of the Owner) in exercise or purported exercise of any possessory lien or other claim, provided that such arrest or detention is not discharged within ninety (90) days after such arrest or detention (or such longer period as may be agreed);

(z)
the Project or the Vessel or any part thereof reasonably considered by the Owner to be material is abandoned by any Group Member or the Vessel operations suffer permanent cessation and in each case the same cannot be remedies to the satisfaction of the Owner;

(aa)
if the authority or ability of a Group Member to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any government, regulatory or other authority or other person in relation to the Bareboat Charterer or any of its assets;

(ab)
any litigation, alternative dispute resolution, arbitration or administrative proceedings is taking place, or threatened against any Group Member or any of its assets, rights or revenues which, if adversely determined, might have a Material Adverse Effect;

(ac)	if the Bareboat Charter fails to exercise its Purchase Obligation in Clause 50;

(ad)	If the Bareboat Charterer fails to purchase the Vessel pursuant to the Put Options in Clause 50.5 or 50.6;

(ae)	If the MOA is terminated for whatever reason.

44.2
The occurrence of a Termination Event shall entitle the Owner (but not be bound and without prejudice to the Bareboat Charterer’s obligations) by notice to the Bareboat Charterer to terminate this Bareboat Charter forthwith and recover any and all amounts due and payable hereunder and/or resulting from such termination in the manner as set out in Clause 45 (Owner’s Rights on Termination).

44.3
The Owner shall not be under any liability whatsoever to the Bareboat Charterer for loss or damage whatsoever occasioned by the Bareboat Charterer for the termination of this Bareboat Charter and the Bareboat Charterer shall indemnify the Owner on demand for any and all liabilities, losses, costs and expenses incurred by the Owner pursuant to this Clause or otherwise resulting from the occurrence of a Termination Event always provided that the Bareboat Charterer shall not be liable for any liabilities, losses, costs and expenses incurred by the Owner where the Termination Event has occurred due to the gross negligence, or wilful misconduct by the Owner.

CLAUSE 45.	Owner’s Rights on Termination

45.1
At any time following Delivery, upon the occurrence of a Termination Event, the Owner may, by notice to the Bareboat Charterer immediately, or on such date as the Owner shall specify, terminate this Bareboat Charter. Upon the Owner’s termination, the Owner shall be entitled

(a)
to demand that the Bareboat Charterer pay the Termination Sum to the Owner on the Termination Date or such later date as the Owner shall specify in exchange for transfer of ownership in the Vessel to the Owner; or

(b)	(but not bound and without prejudice to the Bareboat Charterer’s obligations hereunder) to retake possession of the Vessel by way of Redelivery as set out in Clause 51.

45.2
Upon the Owner’s notice of retaking the Vessel, the Bareboat Charterer shall, unless otherwise instructed by the Owner, assist the Owner with the Demobilisation of the Vessel from the Project Site and redeliver the Vessel to the Owner in accordance with Clause 51 and pursuant to the notice issued by and from the Owner pursuant to Clause 45.1, and, (a) at the nearest safe and available port practicable for redelivery or at such other port as the Owner may reasonably specify or at the Project Site; (b) with her class maintained without any conditions or recommendation; (c) free of average damage affecting the Vessel's class; (d) with all the Vessel's classification, trading, national and international certificates that the Vessel had when she was delivered by the Owner to the Bareboat Charterer under this Bareboat Charter, valid and un-extended without conditions or recommendation and falling due for a minimum of three (3) months from the time of redelivery; (e) in the same or as good structure, state, condition and class as that in which she was on Delivery, fair wear and tear not affecting class excepted; and (f) with all such spare parts and other equipment she had at Delivery. The Bareboat Charterer shall also procure that the Master and Crew shall obey the lawful orders of the Owner as regards the navigation and management of the Vessel and shall no longer obey the Bareboat Charterer.

45.3
Unless covered by the Termination Sum which the Bareboat Charterer has paid, the Bareboat Charterer shall pay, indemnify or reimburse the Owner on demand, all Losses suffered by the Owner arising out of or in connection with any Termination Event caused by the actions of the Bareboat Charterer including, without prejudice to the generality of the foregoing, all liabilities, costs and expenses (including but not limited to legal and advisory fees) so incurred arising from the Demobilisation from the Project Site and Redelivery including but not limited to the costs of recovering possession of, and in moving, storing, insuring and maintaining, the Vessel and in carrying out any works or modifications required together with interest thereon pursuant to Clause 39.5 from the date on which the relevant Losses were suffered by the Owner until the date of payment or reimbursement thereof (both before and after any relevant judgment or winding up of the Bareboat Charterer).

45.4
Any amount due to the Owner under this Clause 45 shall bear interest pursuant to Clause 39.6 (before and after any relevant judgment or any winding-up of the Bareboat Charterer) from the Termination Date up to and including the date of the Owner's actual receipt thereof.

45.5
Notwithstanding the termination of this Bareboat Charter pursuant to Clause 44 (Termination Events), the Bareboat Charterer shall irrevocably and unconditionally continue to comply with its obligations under this Bareboat Charter and shall be obliged to take such action as Owner may prescribe to protect the Vessel until the Vessel is redelivered to the Owner in accordance with Clause 51.

45.6
In the event that the Bareboat Charterer fails within ten (10) Business Days to meet in full the Owner’s demand for payment of the Termination Sum and accrued interest pursuant to this Clause, the Owner may at its option:

(a)
where applicable and pursuant to its rights under the assignment of the Acceptable Sub-Charter, approach the Acceptable Sub-Charterer with a view to getting their consent to any alternative arrangements in relation to performing the Acceptable Sub-Charter; or

(b)	sell the Vessel free of any charter, lease or other engagement concerning the Vessel on arm's length terms at market price;

i.
an amount equal to the aggregate of the expenses, disbursements, taxes, costs and losses whatsoever (including but not limited to legal and advisory fees) as may have been incurred by the Owner in respect of the sale of the Vessel shall be deducted from the gross proceeds of the sale of the Vessel; the balance of the sale proceeds is referred to hereinafter as the “Net Sale Proceeds”;

ii.
an amount equal to the Termination Sum shall be deducted from the Net Sale Proceeds. If the Net Sale Proceeds are insufficient to satisfy all amounts due and payable from the Bareboat Charterer to the Owner hereunder, the Bareboat Charterer and the Security Parties shall pay the shortfall to the Owner;

iii.	if there is any balance after deduction of the Termination Sum, such balance shall be paid to the Bareboat Charterer;

iv.
if the tendering and/or sale of the Vessel fails due to whatever reason, provided that the Owner has taken all customary procedures in the process of the tendering and/or sale of the Vessel, the Vessel shall be at the sole and discretional disposal of the Owner thereafter without prejudice to the Bareboat Charterer’s obligation to pay the Termination Sum and any other accrued liabilities hereunder.

45.7	The Owner shall be entitled to all its rights and remedies under any or all the Security Documents.

CLAUSE 46.	ASSIGNMENT AND SUB-CHARTERING

46.1	This Bareboat Charter shall be binding upon and enure for the benefit of the Owner and the Bareboat Charterer and their respective successors and permitted assignees.

46.2	The Bareboat Charterer shall not be entitled to assign or transfer any of its rights or obligations under this Bareboat Charter, unless with the prior written consent of the Owner.

46.3
In addition to the Owner's right to transfer its rights under Clause 43 (Owner’s Right of Sale and Mortgage), the Owner shall be entitled, subject to clause 48.3 below, to assign any of its rights and interest under this Bareboat Charter to another party, including a financial institution, provided the prior written consent of the Bareboat Charterer has been obtained (such consent not to be unreasonably withheld or delayed). However, such consent is not required where Owner assigns any of its rights and interest under this Bareboat Charter to the Mortgagees.

46.4
The Bareboat Charterer undertakes that it will not sub-charter the Vessel on a bareboat basis to any party except with the prior consent in writing of the Owner, and subject to such terms and conditions as the Owner shall approve.

CLAUSE 47.	CHARTERER'S REPRESENTATIONS AND WARRANTIES

47.1
The Bareboat Charterer acknowledges that the Owner has entered into this Bareboat Charter in reliance on representations by the Bareboat Charterer in the following terms, and the Bareboat Charterer hereby represents and warrants to the Owner as follows:

(a)
the Bareboat Charterer is a corporation duly organized, registered, validly existing and in good standing under the laws of its establishment jurisdiction, has the corporate power and authority to execute, perform and comply with its obligations under, and has taken all necessary action to authorise its entry into this Bareboat Charter and each Transaction Document to which it is a party, and the transactions contemplated by the Transaction Documents to which it is a party, and to carry on its business as presently conducted;

(b)
In respect of the Bareboat Charterer, all governmental, corporate, shareholder’s and other consents, licenses, approvals, authorizations, waivers and actions necessary for the execution, performance and registration (if appropriate) of this Bareboat Charter, and the Transaction Documents to which it is a party, have been made or obtained or will be made or obtained and are or will be in full force and effect at the relevant time;

(c)
Subject to any reservations expressed in any legal opinion, this Bareboat Charter, and the Transaction Documents to which it is a party, constitutes legal, valid and binding obligations of the Bareboat Charterer and the execution or performance by the Bareboat Charterer of this Bareboat Charter and the Transaction Documents to which it is a party, is not, and will not during the Charter Period, be inconsistent with and does not contravene (i) any existing law or regulation of any governmental of official authority or body, or (ii) the constitutional documents of the Bareboat Charterer, or (iii) any agreement, contract or other undertaking to which the Bareboat Charterer is a party or which is binding on the Bareboat Charterer or any of its assets. Each of the Finance Documents to which the Bareboat Charterer may become a party will, when executed, constitute its legal, valid and binding agreement and the execution or performance by the Bareboat Charterer of such Finance Document will not be inconsistent with and will not contravene (i) any existing law or regulation of any governmental of official authority or body, or (ii) the constitutional documents of the Bareboat Charterer, or (iii) any agreement, contract or other undertaking to which the Bareboat Charterer are a party or which is binding on the Bareboat Charterer or any of its assets;

(d)
Subject to any reservations expressed in any legal opinion, this Bareboat Charter and the Transaction Documents, to which it is a party constitutes the valid and legally binding and enforceable obligations of the Bareboat Charterer ranking at least pari passu with all other of its unsecured obligations and liabilities (actual or contingent) other than any such preferred by law;

(e)
to the best of its knowledge and belief, there are no actions, suits, proceedings, insolvency or creditors’ process, administrative or arbitrations taking place, pending, or, threatened, before any court, administrative agency, arbitrator or governmental body against the Bareboat Charterer, or against any of the assets of the Bareboat Charterer which will, if adversely determined, materially adversely affect or be likely to materially adversely affect the normal operation of the Vessel under this Bareboat Charter;

(f)
the execution, delivery, registration (if necessary) or performance by the Bareboat Charterer of this Bareboat Charter or any transaction herein contemplated or the compliance with the terms hereof does or will not contravene any provision of law, statute, decree, rule or regulation to which the Bareboat

Charterer is subject or any judgment, decree, franchise or permit applicable to the Bareboat Charterer, or will not conflict with, or result in any breach of, any of the terms, covenants, conditions and provisions of, or constitute a default under, or result in the creation or imposition of any lien, security interest, charge or Encumbrance upon any property or assets of the Bareboat Charterer pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Bareboat Charterer is a party or is subject or by which it is bound;

(g)	no Termination Event has occurred and/or is continuing;

(h)
on the Delivery Date, no Group Member or any of their respective Subsidiaries, or any of their respective directors, officers or employees, or to the knowledge of the Bareboat Charterer or the Guarantor, any persons acting on any of their behalf in connection with the Bareboat Charter is a Restricted Party or is aware of any valid claim, action, suit, proceeding or investigation against it with respect to sanctions by any Sanctions Authority.

(i)
to the best of its knowledge and belief, no event or omission has occurred which entitles any creditor(s) of the Bareboat Charterer to declare any Financial Indebtedness of US$10,000,000 due and payable prior to its specified maturity or to cancel or terminate any loan or other facility or to decline to make any advances or further advance thereunder;

(j)
any and all documents, certificates, statement or other information furnished to the Owner by or on behalf of the Bareboat Charterer in connection with the transactions contemplated hereby or thereby (including but without limitation to, financial information) do or did not at the time when made contain any untrue statement of a fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading; and

47.2
The representations and warranties contained in this Clause hereof shall be deemed to be made on the date of this Agreement and repeated by the Bareboat Charterer on each Charter-hire Payment Date as if made with reference to the facts and circumstances existing on such date, and the rights of the Owner in respect thereof shall survive delivery or redelivery of the Vessel until the end of the Charter Period or Charter Period, whichever is the later.

CLAUSE 48.	OWNER’S REPRESENTATIONS AND WARRANTIES

48.1
The Owner acknowledges that the Bareboat Charterer has entered into this Bareboat Charter in reliance on representations by the Owner in the following terms, and the Owner hereby represents and warrants to the Bareboat Charterer as follows and all representations and warranties of the Owner hereunder shall subsist throughout the Security Period:

(a)
the Owner is a corporation duly organized, registered, validly existing and in good standing under the laws of its establishment jurisdiction, has the corporate power and authority to execute and perform this Bareboat Charter and the Transaction Documents to which it is a party, and to carry on its business as presently conducted and contemplated hereby and thereby;

(b)
all governmental, corporate, shareholder’s and other consents, licenses, approvals, authorizations, waivers and actions necessary for the execution, performance and registration (if appropriate) of this Bareboat Charter, and the Transaction Documents to which it is a party, have been made or obtained and are in full force and effect;

(c)
this Bareboat Charter, and the Transaction Documents to which it is a party, constitutes legal, valid and binding obligations of the Owner and the execution or performance by the Owner of this Bareboat Charter and the Transaction Documents to which it is a party, is not, and will not during the Charter Period, be inconsistent with and does not contravene (i) any existing law or regulation of any governmental of official authority or body, or (ii) the constitutional documents of the Owner; and

(d)
the execution, delivery, registration (if necessary) or performance by the Owner of this Bareboat Charter or any transaction herein contemplated or the compliance with the terms hereof does or will not contravene any provision of law, statute, decree, rule or regulation to which the Owner is subject or any judgment, decree, franchise or permit applicable to the Owner, or will not conflict with, or result in any breach of, any of the terms, covenants, conditions and provisions of, or constitute a default under, or result in the creation or imposition of any lien, security interest, charge or Encumbrance upon any property or assets of the Owner pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Owner is a party or is subject or by which it is bound; and

(e)	No event of default under the Owner’s Loan Agreement has occurred and/or is continuing.

48.2
The representations and warranties contained in this Clause hereof shall be deemed to be repeated by the Owner on each Charter-hire Payment Date as if made with reference to the facts and circumstances existing on such date, and the rights of the Bareboat Charterer in respect thereof shall survive delivery or re-delivery of the Vessel until the end of the Charter Period or Security Period, whichever is later.

48.3
Provided that the Bareboat Charterer does not breach any terms of this Bareboat Charter and the Acceptable Sub-Charterer does not breach any terms of the Acceptable Sub-Charter, the Owner hereby agrees not to disturb or interfere with the Bareboat Charterer’s possession and quiet enjoyment of the Vessel during the Charter Period issued or to be issued by the Owner and not breach the terms of any of its financing agreements that the Owner has entered into with the Mortgagee which would cause the Mortgagee to interfere with the Bareboat Charterer’s rights under this Bareboat Charter in the Vessel.

The Owner shall not grant a mortgage to the Mortgagee unless the Bareboat Charterer has received the Quiet Enjoyment Letter duly executed by the Owner and the Mortgagee together with evidence of its due authorisation by such parties.

CLAUSE 49.	CHARTERER’S UNDERTAKINGS
The Bareboat Charterer covenants with the Owner and undertakes throughout the term of this Bareboat Charter that the Bareboat Charterer shall, at its own cost,

(a)
provide to the Owner the unaudited quarterly management accounts of the Bareboat Charterer and the Guarantor (in such form as is customarily prepared) as soon as available and in no event later than ninety (90) days after the end of the relevant financial period;

(b)
provide to the Owner the audited annual financial statements of the Guarantor and unaudited annual financial statements of the Bareboat Charterer signed by its chief financial officer as soon as available and in no event later than one hundred and eighty (180) days after the end of its financial year, such accounts and financial statements to be prepared in accordance with US GAAP and audited by Ernst and Young or another internationally recognized accountancy firm approved by the Owner. To the extent that it is required by the Bareboat Charterer and the Bareboat Charter Guarantor to prepare their financial reports, the Owner will provide a copy of its audited financial statements no later than ninety (90) days after the end of the relevant period.

(c)
provide to the Owner as soon as practicable after the same are instituted or known to the Bareboat Charterer, details of any material litigation, arbitration or administrative proceedings involving the Bareboat Charterer or any Obligor, which are reasonably likely to have a Material Adverse Effect on the ability of the Bareboat Charterer or any Obligor to perform its obligations under this Bareboat Charter or, as the case may be, the Security Documents;

(d)	provide to the Owner, promptly following request by the Owner, certified copies of all class records, class certificates and survey reports and copies of all management reports;

(e)
provide to the Owner, promptly following request by the Owner, all such information as it may from time to time regarding the Vessel, compliance with the ISM Code, the ISPS Code and Annex VI (Regulation for the Prevention of Air Pollution from Ships) to MARPOL, the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001;

(f)
provide to the Owner, as soon as practicable following the request by the Owner, such further information in the possession or control of the Bareboat Charterer with respect to the financial condition and operations of the Bareboat Charterer;

(g)
assist the Owner with any reasonable request to provide relevant documentation or information required by the Owner for the satisfaction of conditions precedent under the Owner’s Loan Agreement, so far as these conditions precedent relate to and reflect the conditions precedent set out in this Bareboat Charter;

(h)
obtain and promptly renew from time to time and will whenever so required promptly furnish certified copies to the Owner of, all such authorizations, approvals, consents and licenses (if any) as may be required under any applicable law or regulation to enable the Bareboat Charterer to perform its obligations under this Bareboat Charter or the Security Documents to which it is a party, or required for the validity or enforceability of this Bareboat Charter or the Security Documents to which it is a party, and the Bareboat Charterer shall in all material respects comply with the terms of the same;

(i)
notify the Owner by email of: (i) any damage to the Vessel anticipated to be in excess of the Major Casualty Amount, within 24 hours of the occurrence of the same; (ii) any occurrence resulting in the Vessel becoming or being likely to become a Total Loss, within 24 hours of the occurrence; (iii) any requirement or recommendation made by any insurer or Classification Society, or by any competent authority, which is not complied with within any time limit imposed by such insurer, Classification Society or authority; (iv) any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel or any requisition of the Vessel for hire, within 24 hours of the occurrence; (v) the occurrence of any Bareboat Charterer’s / Acceptable Sub-Charterer’s Default.

(j)
at all times ensure the Vessel is operated in compliance with all applicable laws, international and port state conventions, codes and regulations including, without limitation, ISM Code, the ISPS Code and Annex VI to MARPOL and ensure such compliance by the crews, employees, agents and representatives of the Bareboat Charterer and the Manager at all times;

(k)
ensure that the Vessel is in possession of a valid Safety Management Certificate, a valid International Ship Security Certificate and an International Air Pollution Prevention Certificate and in all respects in compliance with all applicable international conventions, codes and regulations, including without limitation the International Convention for Safety of Life at Sea (SOLAS) 1974 (as adopted, amended or replaced from time to time), the ISM Code and the ISPS Code, and ensure such compliance by the Manager and that the Manager shall be in possession of a Document of Compliance appropriate for the Vessel and Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL and a certificate issued pursuant to the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001;

(l)
where relevant, make such periodical voyage declarations as may be required in accordance with all applicable insurance conditions especially in order to maintain insurance cover for trading in and to the United States of America and the Exclusive Economic Zone (as defined in the US Oil Pollution Act of 1990 (as may be amended and/or re-enacted from time to time hereafter);

(m)
where relevant, to obtain in a timely manner, if the Vessel at any time shall call in any US port, in accordance with the regulations of the US Oil Pollution Act 1999 (as may be amended and/or re-enacted from time to time) and in line with the requirements of the US Coast Guard, a Certificate of Financial Responsibility (C.O.F.R), a copy of which shall promptly be provided to the Owner;

(n)
following an inspection of the Vessel by the Owner or its representatives pursuant to Clause 8, comply with any requests from the Owner for repairs or works to the Vessel if required to ensure that the Vessel is maintained in the class and condition required by this Bareboat Charter and if the Bareboat Charterer disputes the need for any such repairs or works the matter shall be referred to the Classification Society whose decision on such matter shall be binding on the Owner and the Bareboat Charterer;

(o)
permit the Owner, subject to having given the Bareboat Charterer at least thirty (30) days’ prior written notice and the inspection or survey not interfering with the normal operation and trading of the Vessel, to inspect or survey the Vessel or instruct a duly authorized surveyor or representative to carry out such survey (at their own risk if aboard the Vessel) on its behalf in order to ascertain the condition of the Vessel and/or to inspect/procure copies of the Vessel's logs and records certified as true by the Vessel's master at any reasonable time or times upon giving a written notice to the Bareboat Charterer. The Bareboat Charterer shall bear the cost of such inspections including without limitation the fees of any surveyor once a year and for any further inspections carried out by the Owner at any time when any Charterer’s Default has occurred which is continuing. The Bareboat Charterer shall afford all proper facilities for such inspections and give the Owner reasonable advance notice of any intended dry-docking of the Vessel;

(p)
with at least thirty (30) days prior notice by the Owner, to request information relating to the Bareboat Charterer’s offices and to inspect any of the Bareboat Charterer’s assets, premises, books and records relating to the Vessel which accurately reflect in all material respects all of the Bareboat Charterer’s business, affairs and transactions subject to the provision of such information not interfering with the normal operations of the offices of the Bareboat Charterer or the Obligor or causing the Bareboat Charterer or Obligor to breach its confidentiality obligations to third parties or investors;

(q)	do the following:

(i)	comply with all Environmental Laws in relation to using and operating the Vessel;

(ii)	obtain, maintain and ensure compliance with all requisite environmental permits in relation to using and operating the Vessel; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any environmental law applicable to the use and operation of the Vessel;

(r)
carry on and conduct its business in a proper and efficient manner, keep in existence all its material rights and privileges and maintain its books and records, including the log books, in a proper and efficient manner and in the language of English;

(s)
comply in all respects with all laws and contractual obligations to which it is subject if failure so to comply would materially impair its ability to perform its obligations under this Bareboat Charter;

(t)	bear all expenses and all other costs in connection with any survey of the Vessel, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred; and

(u)	comply fully with the provisions of Clause 41 of the Bareboat Charter regarding Insurance;

(v)	procure that the Bareboat Charterer Guarantor remains listed on NASDAQ or any other major stock exchanges;

(w)	promptly upon becoming aware of any change of law, advise the owner of any change of law or regulation which is reasonably likely to cause a Material Adverse Effect;

(x)	The Bareboat Charterer will not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior consent of the Owner;

(y)
The Bareboat Charterer will not change its percentage shareholding held by the Shareholders without the prior written consent of the Owner unless such change is as a result of (i) a Cash Call under Article 16 of the Shareholder Agreement (as defined therein); (ii) a transfer under Article 19 of the Shareholder Agreement; (iii) a call or put option (as applicable) under Articles 20 and 21 of the Shareholder Agreement; (iv) Golar GHK Lessors Limited acquiring new shares in the Bareboat Charterer; or (v) the MLP;

(z)	Except with approval of the Owner, the Vessel shall not enter or remain in any zone which has been declared a war zone by any applicable government entity or the Vessel’s risk insurers;

(aa)	Except with approval of the Owner, the Bareboat Charterer shall not enter into any charter commitment of the Vessel other than the Bareboat Charter and Acceptable Sub-Charter;

(ab)	Ensure that the Vessel is maintained by the Managers or an internationally recognised and reputable technical and commercial manager during the Charter Period;

(ac)	On an annual basis, the Bareboat Charterer shall to Owner provide at its cost, a valuation of the Vessel carried out by an Approved Valuer;

(ad)
The Bareboat Charterer shall throughout the Charter Period ensure that the Vessel is at all times operated and maintained in accordance with the then prevailing and generally accepted industry standards for operation and maintenance of similar Vessels;

(ae)	promptly inform the Owner of:-

(i)	any material occurrence of which it becomes aware which has or which might reasonably be expected to have a Material Adverse Effect;

(ii)
any Default under this Bareboat Charter of which it becomes aware and will from time to time, if so requested by the Owner, confirm to the Owner in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing.

(af)
procure that there is no Change of Control in relation to the Bareboat Charterer or the Bareboat Charterer Guarantor without the prior consent of the Owner (such consent not to be unreasonably withheld or delayed); and

(ag)	To proceed with an MLP on the following conditions:

(1)
The Bareboat Charterer undertakes to procure that upon the occurrence of MLP, Golar MLP shall, for such time it is the Parent, forthwith grant the MLP Guarantee, which shall include the following covenants:

Free Liquid Assets
The aggregate value of the Free Liquid Assets of the Golar MLP Group is at all times not less than US$30,000.
Net Debt to EBITDA
On any financial quarter end date, the ratio of Net Debt to EBITDA of the Golar MLP Group for the previous 12 months, on a trailing four quarter basis, shall be no greater than 6.50:1.
Consolidated Tangible Net Worth
At all times the Consolidated Tangible Net Worth shall be equal or greater than US$123,950.000.
EBITDA to Consolidated Debt Service
On any financial quarter end date, the ratio of EBITDA of the Bareboat Charterer to the Consolidated Debt Service of the Bareboat Charterer for the previous 12 months, on a trailing four quarter basis, shall be no less than 1.20:1; and

(2)	Golar MLP or Golar OpCo (as relevant) shall have granted a replacement Shares Security in respect of the Bareboat Charterer to the Owner in form and substance acceptable to the Owner.

(3)
The Bareboat Charterer, Golar OpCo, Golar MLP shall deliver to the Owner such documents as the Owner may require in connection with the MLP, including any corporate authorisations for the Bareboat Charterer,

Golar OpCo and Golar MLP of the nature described in Clause 60.1(2) of the Bareboat Charter, any additional KYC documentation for Golar OpCo CSSC may reasonably require, any Group Structure Chart and any legal opinions required by the Owner.
Upon the occurrence of an MLP, and once all conditions referred to in this Clause 49(hh) have been fulfilled, the Lender will release GLNG from its obligations under the (i) Bareboat Charter Guarantee; (ii) the Shares Security; and (iii) any further documentation entered into by GLNG in respect of obligations under the Finance Documents and as per the Pre-delivery Financing Agreement.

(ah)	undertakes and agrees that throughout the Charter Period, without prior written approval by the Owner:

(1)	the Bareboat Charterer shall not create or permit to subsist any Encumbrance over the Vessel (save for the Permitted Encumbrances);

(2)
without prejudice to Clause 34(a), the Bareboat Charterer shall not repudiate or terminate the Management Agreement or amend or vary any of its material terms of, or permit or suffer any amendment or variation of any of its material terms and procure that the Manager at all times shall comply with all relevant international and domestic regulations pertaining to the operation of the Vessel;

(3)
the Bareboat Charterer shall not incur any indebtedness other than any indebtedness incurred in the ordinary course of its business or incurred from any of its shareholders on no worse terms than those available in an arm's length transaction;

(4)
the Bareboat Charterer shall not acquire any assets other than assets acquired in the ordinary course of its business or acquired from any of its shareholders on no worse terms than those available in an arm's length transaction.

CLAUSE 50.	PURCHASE OPTION, PURCHASE OBLIGATION AND PUT OPTION

50.1
The Bareboat Charterer shall have the option (the “Purchase Option”) to purchase the Vessel on an “as is, where is” basis and to terminate this Bareboat Charter on any Purchase Option Date, provided that:

(a)	no Termination Event has occurred and is continuing, and no other event has occurred, which with the giving of notice and/or lapse of time would, if not remedied, would constitute a Termination Event;

(b)
the Bareboat Charterer shall serve the Owner with at least four (4) months’ prior written notice, which shall notify the Owner of its intention to exercise its purchase option and terminate this Bareboat Charter pursuant to this Clause 50.1 and shall specify the intended Purchase Option Date; and

(c)	on or before the intended Purchase Option Date, pay to the Owner the Purchase Option Price calculated in accordance with Appendix IV of this Agreement.

50.2
In the event that the Bareboat Charterer exercises the Purchase Option and has fully satisfied its obligations under the said Clause 50.1, the Owner shall transfer to the Bareboat Charterer (or its nominee) all of the Owner’s rights, title and interests in and to the Vessel on the basis of "as is, where is" with any mortgage created pursuant to a Security Document and the Mortgagee’s mortgage fully discharged and free from all other Encumbrances caused by the Owner. All registration, reasonable legal or other expenses whatsoever incurred in transferring the title from the Owner to the Bareboat Charterer (or its nominee) shall be payable by the Bareboat Charterer immediately upon demand by the Owner.

50.3
In the event that the Bareboat Charterer exercises the Purchase Option the Bareboat Charterer shall (i) pay to the Owner, in addition to the Purchase Option Price referred to in Clause 50.1(c), a prepayment fee in an amount equal to zero point five per cent (0.5%) of the Purchase Option Price and (ii) indemnify the Owner on demand for any and all reasonable liabilities, losses, costs and expenses incurred by the Owner (including costs in relation to the termination of any USD interest rate swaps) pursuant to this Clause 50.

50.4
If no Purchase Option has been exercised by the Bareboat Charterer during the Charter Period, on the last day of the Charter Period, the Bareboat Charterer shall be obligated to purchase the Vessel from the Owner at the Purchase Obligation Price (the “Purchase Obligation”). Upon payment by the Bareboat Charterer of the Purchase Obligation Price, the Owner shall transfer to the Bareboat Charterer (or its nominee) all of the Owner’s rights, title and interests in and to the Vessel on the basis of "as is where is" with any mortgage created pursuant to a Security Document and the Mortgagee’s mortgage fully discharged and free from other Encumbrances caused by the Owner and without any further representation or warranty from the Owner. All registration, reasonable legal or other expenses directly incurred in transferring the title from the Owner to the Bareboat Charterer (or its nominee) shall be for the Bareboat Charterer’s account. If the Bareboat Charterer fails to comply with the Purchase Obligation and pay the Purchase Obligation Price within five (5) days from the date the Owner notifies the Bareboat Charter of its Purchase Obligation, the Owner shall be entitled to terminate the Bareboat Charter forthwith in accordance with Clause 45.

50.5
In the event that the Acceptable Sub-Charter is terminated, repudiated, rescinded or cancelled for any reason whatsoever or if no agreement is reached regarding any change to the insurance provisions pursuant to Clause 41.4, in either case on or after the 5th anniversary of the Bareboat Charter during the Charter Period, and the Bareboat Charterer is unable to secure a Replacement Sub-Charter and procure a Replacement Sub-Charter Guarantee, the Owner shall be entitled to require the Bareboat Charterer to purchase the Vessel (as is, where is) (a “Put Option”) at the Purchase Option Price set out in Appendix IV of this Agreement). The Put Option shall be deemed to be exercised forthwith upon the giving of notice in writing by the Owner to the Bareboat Charterer immediately. In addition, the Bareboat Charter shall pay the Owner a prepayment fee in an amount equal to zero point five per cent (0.5%) of the Purchase Option Price ( such prepayment fee together with the Purchase Option Price a “Put Option Price”). In addition, the Bareboat Charter shall indemnify the Owner on demand for any and all reasonable liabilities, losses, costs and expenses incurred by the Owner (including costs in relation to the termination of any USD interest rate swaps) pursuant to this Clause 50.5. Failure to comply with this Clause 50.5 constitutes a Termination Event within the meaning of Clause 44 and entitles the Owner to terminate the Bareboat Charter in accordance with Clause 45.

50.6
In the event that the Acceptable Sub-Charter is terminated, repudiated, rescinded or cancelled for any reason whatsoever or if no agreement is reached regarding any change to the insurance provisions pursuant to Clause 41.4, in either case prior to the 5th anniversary of the Bareboat Charter and the Bareboat Charterer is unable to secure a Replacement Sub-Charterer and procure a Replacement Sub-Charter Guarantee, the Owner shall be entitled to require the Bareboat Charterer to purchase the Vessel (as is, where is) (a “Put Option”) for a price (a “Put Option Price”) calculated as follows:

(i)
the aggregate of the full amount of the Charter-Hire Principal then outstanding, including for the avoidance of doubt any Fixed Charter-hire unpaid at such time and the Purchase Obligation Price but excluding the Upfront Amount;

(iii)
all Variable Charter-hire due and payable but unpaid under the Bareboat Charter up to the Termination Date together with interest, if any, (as stipulated in Clause 39.6) accrued thereon from the due date therefor to the Termination Date; and

(iv)	a prepayment fee in an amount equal to two per cent (2%) on the aggregate of (i) and (ii) above.
The Put Option shall be deemed to be exercised forthwith upon the giving of notice in writing by the Owner to the Bareboat Charterer. In addition, the Bareboat Charter shall indemnify the Owner on demand for any and all reasonable liabilities, losses, costs and expenses incurred by the Owner (including costs in relation to the termination of any USD interest rate swaps) pursuant to this Clause 50.6. Failure to comply with this Clause 50.6 constitutes a Termination Event within the meaning of Clause 44 and entitles the Owner to terminate forthwith, the Bareboat Charter in accordance with Clause 45.

50.7	Both the Owner and the Bareboat Charterer agree to use the form of Vessel Buyback Agreement set out in Appendix III of this Bareboat Charter for the transfer as described in this Clause 50.

CLAUSE 51.	REDELIVERY OF VESSEL

51.1
Redelivery of the Vessel shall occur if the Bareboat Charter is terminated in accordance with Clause 45 and the Owner elects to retake possession of the Vessel. Pending the actual Redelivery, the Bareboat Charterer shall be obliged at its own cost, to take such action as Owner may prescribe to protect the Vessel.

51.2
Without prejudice to Clause 45 (Owner’s Right on Termination), at the risk, time and expense of the Bareboat Charterer, the Bareboat Charter shall demobilise the Vessel from the Project Site and redeliver the same to the Owner hereunder within thirty (30) days of the date of the notice for Redelivery by the Owner: (i) subject to compliance with insurance policies, at the nearest safe and available port practical for the Bareboat Charterer without hindrance or interference by the courts or local authorities, or at such other port as the parties may mutually agree, within the permitted redelivery range contained herein and without prejudice to its obligations herein; (ii) with her class maintained without any conditions or recommendation; (iii) free of average damage affecting the Vessel’s class; (iv) with all the Vessel’s classification, trading, national and international certificates, valid and un-extended without conditions or recommendation and falling due for a minimum of three (3) months from the time of redelivery; (v) in the same or as good structure, state, condition and Class as that in which she was deemed to be delivered under Clause 3 of Part II of this Bareboat Charter, fair wear and tear not affecting Class excepted; (vi) with all such spare parts and other equipment (or equivalent replacements) she had at the time of Delivery under this Bareboat Charter; (vii) having been dry-docked in accordance with the rules and regulations of the Classification Society; (viii) having had her underwater parts treated with ample anti-fouling to last for the ensuing period up to the next scheduled dry docking of the Vessel; (ix) free of any cargo and passengers (unless otherwise agreed by the Owner); (x) with all information generated during the Charter Period in respect of the use, possession, operation, navigation and the physical condition of the Vessel, whether or not such information is contained in the Bareboat Charterer’s equipment, computer or property; (xi) deletion of the bareboat charter registration in favour of the Bareboat Charterer and reinstatement of the underlying registry in favour of the Owner if applicable; and (xii) on or before redelivery, a fully executed deed of novation to novate the Bareboat Charterer’s rights under Article IX (Warranty of Quality) of the Conversion Contracts to the Owner, if applicable.

51.3
The Owner shall, during the period of thirty (30) days prior to the end of the Charter Period, be entitled (subject to the Bareboat Charterer not having exercised its Purchase Option at that time), at its own risk, expense and time, to place one or more representatives on board the Vessel for familiarization purposes. The representative(s) to be subject to the Bareboat Charterer's policies at Owner's risk, expense, and time. The Vessel shall be deemed to be repossessed by the Owner from the Bareboat Charterer upon the Vessel’s arrival at the port referred to in Clause 51.2 and the Owner’s confirmation of receipt of the Vessel.

51.4
Without prejudice to the generality or the provisions of Clause 8, Part II, any inspection of the Vessel carried out pursuant thereto may include an under-water inspection of the Vessel provided that the same shall be carried out during such time as she is in port.

51.5
Such inspection of the Vessel's parts below the deepest load line shall be carried out by a Class-approved diver with the Class surveyor in attendance at the Owner's risk and expense on arrival at port of redelivery. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective, so as to affect the Vessel's certificate of Class, such defects shall be made good at the Bareboat Charterer's expense and time to the reasonable satisfaction of the Classification Society.

CLAUSE 52.	INDEMNITY

52.1	The Bareboat Charterer agrees that is shall at all times during this Bareboat Charter assume all liability for and shall defend, indemnify and hold Owner harmless from and against:

(a)
Any and all reasonable and documented costs and expenses directly incurred by the Owner as a result of its entering into of this Bareboat Charter, the Transaction Documents and the Security Documents, including without limitation the costs, expenses, fees, charges for legal services, evaluation, consultancy, survey, registration of relevant charges, perfection of any securities and others arising out of or in connection with this Bareboat Charter (for the avoidance of doubt, the Bareboat Charterer shall have the benefit of any fee cap or other fee arrangement agreed by the Owner with its advisers);

(b)
any and all reasonable and documented costs and expenses directly incurred in connection with this Bareboat Charter and any Security Document or the Vessel, and any costs, charges, or expenses which the Bareboat Charterer have agreed to pay under this Bareboat Charter and shall be claimed or assessed against or paid by the Owner;

(c)	any Taxes (as defined in Clause 39.4) imposed on, or suffered by, the Owner;

(d)
any and all Losses suffered or incurred by the Owner and arising directly or indirectly out of the design, manufacture, delivery, non-delivery, purchase, importation, registration, ownership, chartering, sub-chartering, possession, control, use, operation, condition, maintenance, repair, replacement, refurbishment, modification, overhaul, insurance, sale or other disposal, return or storage of or loss of or damage to the Vessel or otherwise in connection with the Vessel including but not limited to those Losses described in Clause 47.5 and including any and all claims in tort or in contract by a sub-charterer of the Vessel from the Bareboat Charterer or by the holders of any Bills of Lading issued by the Bareboat Charterer;

(e)
any and all Losses suffered or incurred by the Owner which result directly or indirectly from claims which may at any time be made on the ground that any design, article or material of or in the Vessel or the operation or use thereof constitutes or is alleged to constitute an infringement of patent or copyright or registered design or other intellectual property right or any other right whatsoever;

(f)
any and all Losses suffered or incurred by the Owner (acting reasonably) in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel therefrom;

(g)
any and all Losses suffered or incurred by Owner as a result of any termination of the Acceptable Sub-Charter due to the act or omission of the Bareboat Charterer or the Acceptable Sub-Charterer including but not limited to all reasonable costs directly or indirectly incurred in connection with selling the Vessel pursuant to Clause 43.1 and Redelivery pursuant to Clause 51, unless caused by the Owner;

(h)
any and all Losses suffered or incurred by the Owner with respect to or as a direct result of the presence, escape, seepage, spillage, leaking, discharge or migration from the Vessel of oil or any other hazardous substance, including without limitation, any claims asserted or arising under the US Oil Pollution Act of 1990 (as same may be amended and/or re-enacted from time to time hereafter) or similar legislation, regardless of whether or not caused by or within the control of the Bareboat Charterer; and

(i)
any and all Losses incurred or suffered by the Owner in liquidating, employing or prepaying funds acquired or borrowed to purchase or finance or refinance the Vessel (including any costs incurred in unwinding any associated interest rate or currency swaps or currency futures) following any default in payment hereunder or the occurrence of any Termination Event.

52.2
If, under any applicable law, whether as a result of judgment against the Bareboat Charterer or the liquidation of the Bareboat Charterer or for any other reason, any payment to be made by the Bareboat Charterer under or in connection with this Bareboat Charter is made or is recovered in a currency other than the currency (the "currency of obligation") in which it is payable pursuant to this Bareboat Charter then, to the extent that the payment (when converted into the currency of obligation at the rate of exchange on the date for the determination of liabilities permitted by the applicable law) falls short of the amount unpaid under this Bareboat Charter, the Bareboat Charterer shall as a separate and independent obligation, fully indemnify the Owner against the amount of the shortfall; and for the purposes of this sub-clause "rate of exchange' means the best rate at which the Owner is able on the relevant date to purchase the currency of obligation with the other currency.

52.3
The indemnities contained in this Clause 52, and each other indemnity contained in this Bareboat Charter, shall survive any termination or other ending of this Bareboat Charter and any breach by, or repudiation or alleged repudiation by, the Bareboat Charterer or the Owner of this Bareboat Charter.

52.4	All moneys payable by the Bareboat Charterer under this Clause 52 shall be paid on demand but in any event within five (5) Business Days after the date of the Owner’s demand.

CLAUSE 53.	COMMUNICATION
Except as otherwise provided for in this Bareboat Charter, all notices or other communications under or in respect of this Bareboat Charter to either party hereto shall be in writing and shall be made or given to such party at the address or facsimile number or email appearing below. In the event that any change of address or facsimile number or email has been made by one party, then such party is liable to notify the other party without any delay in writing by both email and registered mail. Failure to give such notice of change or failure to give such notice in time shall justify the communications addressed to the party at their last known address as sufficient.

(a)	In the case of the Owner:

Postal Address:	c/o CSSC (Hong Kong) Shipping Company Limited, Shanghai Office
Room 608, Marine Tower, No. 1 Pudong Avenue,
Shanghai, PRC
Attention:     Mr Teng Fei / Mr Zhou Sheng
Email:    project@csscshipping.com
Fax:    +86 21 6886 3070

(b)	In the case of the Bareboat Charterer:

Postal Address: c/o Golar Management Ltd, 13th Floor, 1 America Square,	17 Crosswall, London, EC3N 2LB, United Kingdom
Attention:    Mr. Brian Tienzo
Email:    brian.tienzo@golar.com
Fax:     +44 (0)207 063 7901

Any communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place. Subject always to the foregoing sentence, any communication by personal delivery shall be deemed to be received upon receipt by the addressee, that by registered mail shall be deemed to be delivered seven (7) days after the date of dispatch, express courier service shall be deemed to be delivered five (5) days after the date of dispatch, telefax acknowledged by the answerbacks shall be deemed to be delivered upon dispatch, and email shall be deemed to be delivered upon the subject email has been removed to the “sent” box on the sending computer.
All communications and documents delivered pursuant to or otherwise relating to this Bareboat Charter shall be either in English or accompanied by a certified English translation.

CLAUSE 54.	LAW AND JURISDICTION

54.1	Governing law
This Bareboat Charter and any non-contractual obligations arising from or in connection with this Bareboat Charter shall in all respects be governed by and construed in accordance with English law.

54.2	Proceedings
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to the Hong Kong International Arbitration Centre (“HKIAC”) and finally resolved by arbitration under the rules promulgated by the HKIAC (the “HKIAC Rules”), which HKIAC Rules are deemed to be incorporated by reference into this clause. The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English.
In cases where neither the claim nor any counterclaim exceeds the sum of United States Dollars Fifty Thousand (US$50,000) (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the HKIAC Small Claims Procedure current at the time when the arbitration proceedings are commenced and the number of arbitrators shall be one.

CLAUSE 55.	NO PARTNERSHIP OR AGENCY
Nothing in this Bareboat Charter is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

CLAUSE 56.	SEVERABILITY CLAUSE
If at any time any provision of this Bareboat Charter is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, it may be severed from this Bareboat Charter and neither the legality, validity or enforceability of the remaining provisions of this Bareboat Charter, nor the legality, validity or enforceability of any such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

CLAUSE 57.	THIRD PARTY RIGHTS
Unless expressly identified in this Bareboat Charter, no third parties shall have the right to enforce or apply any term hereof and the Contracts (Rights of Third Parties) Act 1999 is expressly excluded.

CLAUSE 58.	CUMULATIVE RIGHTS AND NO WAIVER
The rights of one party hereof may be exercised as often as necessary, are cumulative and not exclusive of its rights under applicable laws or otherwise and may be waived only in writing and specifically. Failure to exercise, or any delay in exercising, by one party hereof, any right or remedy hereof shall not operate as a waiver of any such right or remedy or constitute an election to affirm any agreement hereof. No election to affirm any agreement on the part of the Owner shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.

CLAUSE 59.	CONFIDENTIALITY
The Owner and the Bareboat Charterer hereby acknowledge that this Bareboat Charter and its terms hereof, including its existence, are confidential. Therefore, each party undertakes to keep, preserve and protect the confidentiality of the terms of this Bareboat Charter in particular by not disclosing such terms to any third party without the express prior approval of the other party. Notwithstanding the foregoing provisions, each party may disclose Confidential Information:-

59.1
to its directors, employees, advisors, consultants, agents, subcontractors and Affiliates who have a need to know for the performance of the project and the Bareboat Charter and who have been informed of the obligations of confidentiality herein, and each Party shall ensure that its directors, employees, advisors, consultants, agents, subcontractors and Affiliates comply with this Clause 59;

59.2
to financial advisors, investment bankers, underwriters, brokers, lenders or other lending or financial institution advising on, providing or considering the provision of financing to the receiving Party;

59.3
to any third party to whom is required to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

59.4
to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administration or other proceedings or disputes in respect of the terms of this Bareboat Charter.

.

CLAUSE 60.	CONDITIONS PRECEDENT

60.1
The effectiveness of this Bareboat Charter (save for Clauses 39.2 which shall become effective immediately upon the execution of this Bareboat Charter) shall be subject to the fulfilment of the following conditions precedent:

(a)
the Owner’s receipt of an executed original of each Security Document in favour of the Owner and an executed original of the acknowledgment to the Assignment of the Sub-Charter Documents from the Acceptable Sub-Charterer;

(b)	the Owner’s receipt of the following documents (where applicable, in a form and substance reasonably required by the Owner):

(i)	certified true copies of the up-to-date Certificate of Incorporation and Articles of Association (or, in each case, its equivalent in its place of incorporation) of the Bareboat Charterer;

(ii)	an original copy of the up-to-date Good Standing Certificate of the Bareboat Charterer (or its equivalent in its place of incorporation);

(iii)
such documentary evidence (including the board of directors' resolutions) legally sufficient to show the due corporate approval by any Obligor of this Bareboat Charter and any Transaction Documents to which such Obligor is a party and the due authorisation by such Obligor in favour of a person or persons to execute for and on behalf of such Obligor this Bareboat Charter and any Transaction Documents to which such Obligor is a party under seal (where appropriate) and any other notices and documents required in connection therewith, amongst other things, including:

A.	such Obligor’s original or certified copy of board of directors' or shareholders’ resolutions which approves the transaction contemplated therein; and

B.
notarized Power of Attorney in favour of the signatory/ies in English showing the due corporate approval by such Obligor of this Bareboat Charter and any Transaction Documents to which such Obligor is a party and the due authorisation by such Obligor in favour of a person or persons to execute for and on behalf of such Obligor this Bareboat Charter and any Transaction Documents to which such Obligor is a party under seal (where appropriate) and any other notices and documents required in connection therewith;

(iv)	certified true copies of the up-to-date Business Licence and Articles of Association (or, in each case, its equivalent in its place of incorporation) of the Guarantor;

(v)
such documentary evidence (including the board of directors' resolutions) legally sufficient to show the due corporate approval by the Guarantor of the provision of the Bareboat Charter Guarantee and the due authorisation by the Guarantor in favour of a person or persons to execute for and on behalf of the Bareboat Charter Guarantee under seal (where appropriate), amongst other things, including:

A.
the Guarantor original or certified copy of board of directors' or shareholders’ resolutions (as appropriate and required according the Articles of Association of the Guarantor) which approves the providing of the Bareboat Charter Guarantee in favour of the Owner;

B.
notarized Power of Attorney in favour of the signatory/ies in English showing the due authorisation by the Guarantor in favour of a person or persons to execute for and on behalf of the Bareboat Charterer this Bareboat Charter and any Transaction Documents to which the Bareboat Charterer is a party under seal (where appropriate) and any other notices and documents required in connection therewith;

(vi)	the Group Structure Chart;
where a “certified true copy” is required, it means a true and complete copy of the relevant documents certified by an English qualified lawyer or notarised by a Notary Public;
where any of the abovementioned documents is not in English language, the Bareboat Charterer shall provide an English translation provided by a licensed translation agency or law firm; and
where any of the abovementioned corporate documents is prepared or issued in dual language version, such document shall explicitly provide that the English version shall prevail in case of conflict between different language versions.

(c)
such evidence as the Owner may reasonably require as to the due execution of any Charter Document and the due incorporation of the Acceptable Sub-Charterer and by the Acceptable Sub-Charter Guarantor, their power and authority to enter into and perform each relevant Charter Document to which it is a party and all other documents and instruments to give effect to the same;

(d)
a copy of any Authorisation or other document, opinion or assurance which the Owner considers to be necessary or desirable (if it has notified the Bareboat Charter accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document;

(e)	evidence of delivery of the Vessel pursuant to the MOA;

(f)
An original counterpart of the Bareboat Charter, the Fee Letter, the Mortgage, the Shares Security, the Bareboat Charter Guarantee, the Vessel Contracts Assignment, the Acceptable Sub-Charter, the Acceptable Sub-Charter Guarantee, the Manager’s Undertaking and the General Assignment each duly executed and delivered by the parties thereto as well as evidence that all notices, acknowledgements, authorizations, invoices, letters, transfers, certificates and other any other documents required thereunder have been duly executed and delivered;

(g)
If relevant, legal opinions from Cameroon counsel confirming the effectiveness and enforceability of the Binding Term sheet or, as the case may be, the TSA, failing which a confirmation in writing from the Bareboat Charterer that it has procured all Consents and Project Authorisations required in connection with the Project and the operation of the Vessel, the Binding Term Sheet, the TSA (if applicable) and Perenco Security Arrangements are in full force and effect.

(h)	audited financial statements in respect of the Group on a consolidated basis and unaudited financial statements in respect of the Bareboat Charterer as at their respective last financial year;

(i)
evidence that Golar Management Ltd has accepted its appointment as agent for service of process for the Bareboat Charterer and the Guarantor under the Transaction Documents to which they are respectively a party;

(j)	such documentary evidence relating to the Bareboat Charterer and the Guarantor as the Owner may require to satisfy its “know your customer” regulatory obligations;

(k)	evidence that all fees, costs and expenses due under the Bareboat Charter and each Transaction Document have been paid by the Bareboat Charterer; and

(l)	evidence satisfactory to the Owner than the Vessel is registered with the Flag State(s).
The conditions as set out above in Clause 60.1 may be waived by the Owner in whole or in part, with or without conditions, without prejudicing the right of the Owner to require fulfilment of such conditions in whole or in part at any time after this Bareboat Charter becomes effective;

60.2
As condition precedent to delivery of the Vessel under this Bareboat Charter, the Bareboat Charterer shall prior to or on the Delivery Date, obtain and deliver to the Owner the following documents in form and substance satisfactory to the Owner:

(a)	The Delivery Costs and any other amount which is due and payable having been paid by the Bareboat Charterer;

(b)
evidence as supported by the insurance broker’s original statement (including all insurance policies) that the Vessel is adequately insured in accordance with the provisions of this Bareboat Charter, draft of which shall be provided to the Owner for comments and or approval at least seven (7) Business Days before the Delivery Date;

(c)
duly executed original Security Documents in favour of the Owner (together with all notices, consents, acknowledgements, letters and other documents required to be received, given or exchanged pursuant to the aforesaid Security Documents other than the letter of undertakings from the Approved Brokers and Approved Insurers);

(d)	certified copy of the Management Agreement;

(e)
copy of the Classification Certificate of the Vessel issued by the Classification Society and all other Vessel's certificates and relevant delivery documents, including the valid and current (a) Document of Compliance under the ISM Code in respect of the Manager, (b) Safety Management Certificate (“SMC”) under the ISM Code in respect of the Vessel, (c) ISSC in respect of the Vessel, (d) International Air Pollution Prevention Certificate (IAPPC) in respect of the Vessel issued under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL;

(f)	a written statement from the Bareboat Charterer that, as at the Delivery Date, no Event of Default under the Pre-delivery Financing Agreement has occurred which is continuing unremedied; and

(g)	on the Delivery Date, each of the representations and warranties contained in Clause 47 being true and correct in all material respects by reference to the facts and circumstances then existing; and

(h)	any document that the Mortgagee may reasonably require in connection with the conditions precedent set out in this Clause 60.2.
The conditions precedent set out in this Clause 60.2 are for the sole benefit of the Owner and may be waived by the Owner in whole or in part, with or without conditions, on or before the execution of this Bareboat Charter and/or Delivery Date without prejudicing the right of the Owner to require fulfilment of such conditions in whole or in part at any time thereafter.

CLAUSE 61.	LENDERS’ REQUIREMENTS FOR FURTHER AMENDMENTS
Notwithstanding all other terms and conditions herein, if any Finance Documents and/or the Mortgagee reasonably requires any amendment, modification or supplement to this Bareboat

Charter which does not materially impact the underlying commercial terms outlined in this Bareboat Charter and the Transaction Documents nor the rights, title and interests of the Bareboat Charterer pursuant to this Bareboat Charter and the Transaction Documents, both parties shall negotiate in good faith with the Mortgagee with a view to agreeing any such reasonable amendment, modification or supplement so required and deliver and sign all relevant documents without undue delay with the costs of such amendment, modification or supplement to be for the account of the Owner.

CLAUSE 62.	NOMINATION
The Owner shall have the right, subject to the prior consent of the Bareboat Charterer having been obtained, at any time before Delivery, to nominate (the “Nominee”) one of its Affiliates or Subsidiaries as the owner to perform this Bareboat Charter. The Bareboat Charterer shall enter into such documents as are required to give effect to such nomination, including but without limitation to, issuing a new Bareboat Charter Guarantee in favour of the Nominee.
The Owner shall procure that any nominee shall not undertake any business other than the ownership, chartering and financing of the Vessel and shall incur no obligations or liabilities other than those under this Bareboat Charter, the other Transaction Documents and the Finance Documents to which it is a party.

CLAUSE 63.	REGISTRATION
For the purpose of recording this Bareboat Charter pursuant to Section 302A of Chapter 3 of the Maritime Act 1990 (as amended) of the Republic of Marshall Islands, the total amount of all charter hire payments and purchase option amounts payable, or which may become payable under this Bareboat Charter is US$_________________ plus interest, indemnities, expenses, fees and performance of Bareboat Charter covenants. The Official Number of the Vessel is 4197. The discharge amount is the same as the total amount.

CLAUSE 64.	ADDITIONAL CLAUSES
Clauses 31 to 65 (the “Additional Clauses”) form an, integral and indispensable part of this Bareboat Charter and shall be read together with Part I to Part IV of this Bareboat Charter, in case of any conflict between the Additional Clauses and Part I to Part IV of this Bareboat Charter, the Additional Clauses shall prevail.

CLAUSE 65.	CONCLUSIVE AGREEMENT
This Bareboat Charter (composed of, (i) Part I, Part II, and in the case where both party agree to apply either of or all of the optional Part III and Part IV, of the standard BIMCO Barecon 2001 with agreed and or logical amendments; (ii) Clause 31 to 65 of the Additional Clauses; and, (iii) together with its attachments, appendices and schedules) contains the entire agreement and understanding between the parties and supersedes any prior or inconsistent agreements, negotiations, term sheet, representations and promises, written or oral between the parties respecting the subject matter hereof.
Neither Party shall be entitled to rely on any representations or statements made during negotiations other than to the extent that the same are expressly included in the Bareboat Charter and its appendices.
Without prejudice to Clause 61 (Lender’s Requirements for Further Amendments) hereof, no modification of this Bareboat Charter shall be binding on either party unless in writing and signed by duly authorized representatives of both parties specifically mentioning that it is amending this Agreement. No modification shall be effected by any type of acknowledgement, order confirmation, sale documents, invoices or similar documents stipulating different conditions by the Bareboat Charterer, and the Owner hereby gives notice of its objection to, and rejection of, any additional or different terms or conditions in any such document. No course of prior dealings, no usage of the trade and no course of performance shall be used to modify, supplement or explain any terms used herein or in any contract between the Owner and the Bareboat Charterer executed in conjunction with this transaction.

APPENDIX I

FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned, ______________________, a corporation organized and existing under the laws of the ______________________ having its registered office at ______________________ (hereinafter called the “Owner”) does hereby deliver the vessel described hereunder (hereinafter called the “Vessel”) to ______________________, a corporation organized and existing under the laws of the ______________________, having its registered office at ______________________ (hereinafter called the “Charterer”) as charterer and the Charterer has accepted delivery of the Vessel at ______________________ hour (local time) on ______________________, ______________________ pursuant to the terms of the Bareboat Charter Party dated ______________________, ______________________ made between the Owner and the Charterer, and as amended from time to time. The Charter Period shall be deemed to have commenced at the Delivery Date as defined under the Bareboat Charter Party.

Type of Vessel    :
Name of Vessel    :    M.V. “______________________”
(to be renamed as “______________________”)
IMO No.    :    ______________________

The fully authorized representative of the Owner and the fully authorized representative of the Charterer have duly executed this Protocol of Delivery and Acceptance.

THE OWNER By: ______________________ Name: Title: Director / Attorney-in-fact	THE CHARTERER By: ________________________ Name: Title: Director / Attorney-in-fact

APPENDIX II

FORM OF VESSEL BUYBACK AGREEMENT

APPENDIX III

PURCHASE OPTION PRICE

End of Charter Year	Purchase Option Price
5	52.5% of the Purchase Price
6	47.0% of the Purchase Price
7	41.5% of the Purchase Price
8	36.0% of the Purchase Price
9	30.5% of the Purchase Price

Each of the Purchase Option Price set out above is the price calculated based on the assumption that the Bareboat Charterer is to exercise the relevant Purchase Option on the last day of each of the 5th, 6th, 7th, 8th or 9th year after the Delivery Date (each a Purchase Option Date). If however after the first Purchase Option Date (being the last day of the 5th year after the Delivery Date) the Bareboat Charterer elects to exercise its Purchase Option on a date (Actual Option Exercise Date) other than a Purchase Option Date, provided that such date is within a 6-month period prior to a Purchase Option Date, the relevant Purchase Option Price corresponding to such Purchase Option Date shall be adjusted according to the Charter-hire paid by the Bareboat Charterer to the Owner up to such Actual Option Exercise Date.

EXECUTION PAGE

BAREBOAT CHARTERER
SIGNED by For and on behalf of GOLAR HILLI CORPORATION In the presence of	) ) )	/s/ Brian Tienzo
Signature/Title Attorney in fact

ACKNOWLEDGEMENT OF THE BAREBOAT CHARTERER

CITY OF HONG KONG

COUNTRY OF CHINA

On this 9th day of SEPTEMBER 2015, before me personally appeared BRIAN BAUTISTA TIENZO who, being by me duly sworn, deposes and says that he~~/she~~ resides at UNITED KINGDOM; that he~~/she~~ is Attorney-in-Fact for GOLAR HILLI CORPORATION the corporation described in and which executed the foregoing instrument; and that he~~/she~~ signed his/her name thereto by order of the Board of Directors of said corporation and the said instrument is the act and deed of said corporation.

/s/ John Robertson Budge
Notary Public~~/Special Agent~~

OWNER
SIGNED by For and on behalf of FORTUNE LIANJIANG SHIPPING S.A. In the presence of	) ) )	/s/ Yang Li
Signature/Title

ACKNOWLEDGEMENT OF THE OWNER

CITY OF HONG KONG
COUNTRY OF CHINA

On this 9th day of SEPTEMBER 2015, before me personally appeared YANG LI who, being by me duly sworn, deposes and says that he~~/she~~ resides at HONG KONG; that he~~/she~~ is Attorney-in-Fact for FORTUNE LIANJIANG SHIPPING S.A. the corporation described in and which executed the foregoing instrument; and that he~~/she~~ signed his~~/her~~ name thereto by order of the Board of Directors of said corporation and the said instrument is the act and deed of said corporation.

/s/ John Robertson Budge
Notary Public/~~Special Agent~~

APPENDIX II

FORM OF VESSEL BUYBACK AGREEMENT

APPENDIX III

PURCHASE OPTION PRICE

End of Charter Year	Purchase Option Price
5	52.5% of the Purchase Price
6	47.0% of the Purchase Price
7	41.5% of the Purchase Price
8	36.0% of the Purchase Price
9	30.5% of the Purchase Price

Each of the Purchase Option Price set out above is the price calculated based on the assumption that the Bareboat Charterer is to exercise the relevant Purchase Option on the last day of each of the 5th, 6th, 7th, 8th or 9th year after the Delivery Date (each a Purchase Option Date). If however after the first Purchase Option Date (being the last day of the 5th year after the Delivery Date) the Bareboat Charterer elects to exercise its Purchase Option on a date (Actual Option Exercise Date) other than a Purchase Option Date, provided that such date is within a 6-month period prior to a Purchase Option Date, the relevant Purchase Option Price corresponding to such Purchase Option Date shall be adjusted according to the Charter-hire paid by the Bareboat Charterer to the Owner up to such Actual Option Exercise Date.

EXECUTION PAGE

BAREBOAT CHARTERER
SIGNED by For and on behalf of GOLAR HILLI CORPORATION In the presence of	) ) )	/s/ Brian Tienzo
Signature/Title Attorney in fact

ACKNOWLEDGEMENT OF THE BAREBOAT CHARTERER

CITY OF HONG KONG

COUNTRY OF CHINA

On this 9th day of SEPTEMBER 2015, before me personally appeared BRIAN BAUTISTA TIENZO who, being by me duly sworn, deposes and says that he~~/she~~ resides at UNITED KINGDOM; that he~~/she~~ is Attorney-in-Fact for GOLAR HILLI CORPORATION the corporation described in and which executed the foregoing instrument; and that he~~/she~~ signed his/her name thereto by order of the Board of Directors of said corporation and the said instrument is the act and deed of said corporation.

/s/ John Robertson Budge
Notary Public~~/Special Agent~~

OWNER
SIGNED by For and on behalf of FORTUNE LIANJIANG SHIPPING S.A. In the presence of	) ) )	/s/ Yang Li
Signature/Title

ACKNOWLEDGEMENT OF THE OWNER

CITY OF HONG KONG
COUNTRY OF CHINA

On this 9th day of SEPTEMBER 2015, before me personally appeared YANG LI who, being by me duly sworn, deposes and says that he~~/she~~ resides at HONG KONG; that he~~/she~~ is Attorney-in-Fact for FORTUNE LIANJIANG SHIPPING S.A. the corporation described in and which executed the foregoing instrument; and that he~~/she~~ signed his~~/her~~ name thereto by order of the Board of Directors of said corporation and the said instrument is the act and deed of said corporation.

/s/ John Robertson Budge
Notary Public/~~Special Agent~~